Exhibit 2.1
EXECUTION COPY

STOCK PURCHASE AGREEMENT
by and among
CLINICAL DATA, INC.,
a Delaware corporation,
CLINICAL DATA B.V.,
a company registered under the laws of the Netherlands,
BECKMAN COULTER, INC.,
a Delaware corporation
BECKMAN COULTER GMBH,
a company registered under the laws of the Republic of Germany
BECKMAN COULTER HOLDINGS GMBH
a company registered under the laws of the Republic of Germany
Dated as of April 1, 2009

SCHEDULES

Schedule 1.1(a)	—	Certain Actions Taken Prior to Closing
Schedule 1.1(b)	—	Certain Actions Taken Prior to Closing
Schedule 1.3	—	Purchase Price
Schedule 1.3(i)(B)	—	Capitalized Leases
Schedule 1.3(ii)	—	Escrow Agent Wire Instructions
Schedule 1.75	—	Knowledge of Sellers
Schedule 1.98	—	Permitted Liens
Schedule 2.2(j)	—	Sellers’ Deliveries at Closing
Schedule 2.2(o)	—	Sellers’ Deliveries at Closing
Schedule 3.1	—	Organization
Schedule 3.3	—	No Violation or Conflict
Schedule 3.4	—	No Consents
Schedule 3.9	—	Financial Statements
Schedule 3.10	—	Absence of Certain Changes or Events
Schedule 3.12	—	Title to and Sufficiency of Assets
Schedule 3.13(a)	—	Material Contracts
Schedule 3.13(b)	—	No Defaults

Schedule 3.16	—	Permits
Schedule 3.17	—	Real Property
Schedule 3.18	—	Environmental Matters
Schedule 3.19	—	Labor and Employment Matters
Schedule 3.20	—	Employee Benefit Plans
Schedule 3.20(g)	—	Employee Benefit Plans
Schedule 3.21	—	Tax Matters
Schedule 3.22(a)	—	Intellectual Property
Schedule 3.22(f)	—	Intellectual Property
Schedule 3.22(g)	—	Intellectual Property
Schedule 3.22(i)	—	Intellectual Property
Schedule 3.23	—	Material Customers and Suppliers
Schedule 3.24(b)	—	Loans and Guarantees
Schedule 3.24(c)	—	Loans and Guarantees
Schedule 3.25	—	Insurance
Schedule 3.26	—	Affiliated Transactions
Schedule 3.29(a)	—	Regulatory Compliance
Schedule 3.31	—	Backlog
Schedule 8.1(a)(vii)	—	Special Indemnification Matters
EXHIBITS

Exhibit A	—	Defined Terms
Exhibit B	—	German Closing Procedures
Exhibit C	—	Epidauros Share Register
Exhibit 1.45	—	Escrow Agreement
Exhibit 1.62	—	Guaranty Claims
Exhibit 1.66	—	IP License Agreement
Exhibit 1.88	—	Methods of Calculating WC
Exhibit 1.110	—	Purchaser’s Closing Certificate
Exhibit 1.123	—	Sellers’ Closing Certificate
Exhibit 1.125	—	Sellers’ Release
Exhibit 1.135	—	Transition Services Agreement
Exhibit 1.136(a)	—	UK Elections
Exhibit 1.136(b)	—	UK Elections
*     The Company has omitted certain schedules and exhibits in accordance with Item 601(b)(2) of Regulation S-K. The Company will furnish the omitted schedules and exhibits to the U.S. Securities and Exchange Commission upon request.

STOCK PURCHASE AGREEMENT
     This Stock Purchase Agreement (this “Agreement”) is entered into as of April 1, 2009, by and among Clinical Data, Inc., a Delaware corporation (“Parent”), Clinical Data B.V., a company registered under the laws of the Netherlands (“BV” and together with Parent, “Sellers”), Beckman Coulter, Inc., a Delaware corporation, or its designee (“Purchaser”), Beckman Coulter GmbH, a company registered under the laws of Republic of Germany (“BC Germany”) and Beckman Coulter Holdings GmbH, a company registered under the laws of Republic of Germany (“BCH” and together with BC Germany, the “European Purchasers”). Certain capitalized terms used in this Agreement are defined on Exhibit A attached hereto.
Recitals
     WHEREAS, Parent owns all of the issued and outstanding common stock of Cogenics, Inc., a Delaware corporation (“Cogenics”);
     WHEREAS, BV owns all of the issued and outstanding common stock of Epidauros Biotechnologie, Aktiengesellschaft, a company registered under the laws of Germany (“Epidauros”), and Cogenics Genome Express, S.A., a French société anonyme (“CGE” and together with Cogenics and Epidauros, the “Acquired Companies” and each, an “Acquired Company”); and
     WHEREAS, (i) upon the terms and subject to the conditions set forth herein, Parent desires to sell and Purchaser desires to purchase, all of the issued and outstanding shares of capital stock of Cogenics, (ii) BV desires to sell and BC Germany desires to purchase, all of the issued and outstanding shares of capital stock of Epidauros, and (iii) BV desires to sell and BCH desires to purchase, all of the issued and outstanding shares of capital stock of CGE.
     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties and covenants set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
Agreement
     Section 1. Sale and Purchase of Stock
     1.1 Certain Actions Taken Prior to Closing.
          (a) At or prior to the Closing, Sellers shall cause the Acquired Companies to have released, removed or cancelled all of the Liens, if any, set forth on Schedule 1.1(a), which sets forth all Liens on any Assets of any of the Acquired Companies, other than Permitted Liens (the “Liens to be Released Prior to Closing”).
          (b) Not less than two (2) but not more than five (5) Business Days prior to the Closing Date, Sellers shall deliver to Purchaser Schedule 1.1(b), which shall set forth each holder of Debt as of the Closing Date and the aggregate amount of cash required to pay and discharge in full on the Closing Date all such Debt, including accrued and unpaid interest, prepayment penalties or fees, and other unpaid fees and expenses payable in respect of such Debt through the Closing Date (collectively, the “Indebtedness Payoff Amount”).
     1.2 Purchase of Securities. (a) At the Closing, upon the terms and subject to the conditions of this Agreement, and in consideration of the portion of the Purchase Price to be paid jointly by Purchaser and BC Germany to Sellers at the Closing, (a) Parent shall sell, transfer, convey and deliver to Purchaser, and Purchaser shall purchase from Parent, all of the issued and outstanding capital stock of Cogenics and (b) BV shall sell, transfer, convey and deliver to BC Germany all of the issued and outstanding capital stock of Epidauros, in each case free and clear of any and all Liens with all rights and obligations pertaining thereto with immediate in rem effect (mit dinglicher Wirkung) and BC Germany hereby purchases and accepts the assignment of all of the issued and outstanding capital stock of Epidauros as specifically listed next to BV’s name in Exhibit C (all such capital stock of Epidauros the “Purchased Securities of Epidauros”) and (c) BV shall sell, transfer, convey and deliver to BCH, and BCH shall purchase from BV, all of the issued and outstanding capital stock of CGE free and clear of any and all Liens. The assignment of all of the issued and outstanding capital stock of Epidauros shall be subject to the conditions precedent (aufschiebende Bedingungen) as stipulated in Section I of Exhibit B. At the Closing, in addition to the requirements set forth in Exhibit B, Sellers shall deliver to Purchaser and BC Germany stock certificates or similar indicia of ownership, as applicable, representing the Purchased Securities in Epidauros being transferred at the Closing, duly endorsed for transfer or accompanied by duly executed stock powers.
     1.3 Purchase Price. At the Closing, Purchaser on behalf of itself for all of the issued and outstanding shares of capital stock of Cogenics, on behalf of BC Germany for all of the issued and outstanding shares of capital stock of Epidauros and on behalf of BCH for all of the issued and outstanding shares of capital stock of CGE (i) shall pay to Sellers, by wire transfer of immediately available funds in the amounts and to the account or accounts designated by Sellers on Schedule 1.3, an amount equal to (A) Fifteen Million Five Hundred Ninety-Four Thousand Five Hundred Nine Dollars ($15,594,509); and (B) plus, with respect to each of the capitalized leases listed on Schedule 1.3 (i)(B) for which Cogenics is the obligor as of the date of this Agreement and which is paid in full by Cogenics on or prior to the Closing Date with evidence of such payment being satisfactory to Purchaser, the principal amount (and excluding any accrued but unpaid interest, prepayment penalties, fees, charges or similar expenses) due as of the date of this Agreement and listed on Schedule 1.3 (i)(B) next to such capitalized lease; and (C) less the Escrow Amount; and (D) less one-half the Escrow Fees (the “Purchase Price”) and (ii) shall deposit the Escrow Amount with the Escrow Agent to be held by the Escrow Agent under and pursuant to the Escrow Agreement and shall pay the Escrow Fees to the Escrow Agent by wire transfer of immediately available funds to the account set forth on Schedule 1.3 (ii). Upon payment of the Purchase Price at the Closing, good, valid and marketable title for the Purchased Securities shall transfer to Purchaser, BC Germany or BCH, as the case may be.
     1.4 Purchase Price Adjustments.
          (a) The Purchase Price shall be adjusted after the Closing Date as follows:
               (i) Within ninety (90) days following the Closing Date, Purchaser shall prepare and deliver to Parent a statement setting forth a calculation of the Net Working Capital and Long-Term Liabilities of the Acquired Companies as of 5:00 P.M., New York City

time, on the Closing Date (the “Closing Date Net Working Capital” and the “Closing Date Long-Term Liabilities”, respectively and together, the “Closing Date Calculations”), which calculations shall (i) be prepared in accordance with the Methods of Calculating WC and (ii) to the extent not addressed by the Methods of Calculating WC, GAAP.
               (ii) Purchaser shall comply with Parent’s reasonable requests for supporting documentation used in the preparation of the Closing Date Calculations. Except as set forth below, the Closing Date Calculations shall be deemed to be and shall be final, binding and conclusive on the parties upon the earlier of (the “Final Resolution Date”): (a) Parent’s delivery of a written notice to Purchaser of its approval of the Closing Date Calculations; (b) the failure of Parent to notify Purchaser in writing in accordance with Section 1.4(a)(iii) of a dispute with the Closing Date Calculations (an “Objection Notice”); and (c) the resolution of all disputes, pursuant either to Section 1.4(a)(iv) or to Section 1.4(b), by the Independent Accounting Firm.
               (iii) If Parent disagrees with the Closing Date Calculations, Parent may, within sixty (60) days of the delivery by Purchaser of the Closing Date Calculations, deliver an Objection Notice setting forth Parent’s calculation of the Closing Date Net Working Capital and/or the Closing Date Long-Term Liabilities. Any such Objection Notice shall specify those individual line items in the Closing Date Calculations with which Parent disagrees and the items, facts, amounts, calculations, or valuations used to determine such line items. Parent shall be deemed to have agreed with all line items or amounts contained in the Closing Date Calculations and all calculations, items, facts, amounts or valuations used in determining any line item of the Closing Date Calculations unless, and only to the extent, such items, facts, amounts, calculations or valuations are specifically and timely objected to in an Objection Notice. If Parent does not timely deliver an Objection Notice, the Closing Date Calculations determined by Purchaser shall be binding and conclusive on the Parties.
               (iv) If Parent timely delivers an Objection Notice to Purchaser in accordance with Section 1.4(a)(iii), Purchaser and Parent shall attempt in good faith to reconcile the parties’ differences, and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the parties. If Purchaser and Parent are unable to reach a resolution within thirty (30) days after the delivery of the Objection Notice, Purchaser and Parent shall submit their respective determinations and calculations and the items remaining in dispute for resolution to BDO Seidman, LLP (the “Independent Accounting Firm”). The lead partner of the Independent Accounting Firm shall be named by the managing partner of the accounting firm or by such other practice ordinarily employed by the Independent Accounting Firm. While each party represents that it is not aware of any conflicts as of the date hereof that could negatively impact the Independent Accounting Firm’s ability to serve in such capacity or to allow for the possibility of such a conflict of interest or a refusal by the designated firm to serve as the Independent Accounting Firm, if the designated accounting firm is not eligible or will not serve as the Independent Accounting Firm, Sellers and Purchaser shall mutually agree to another independent accounting firm of international reputation and the selected firm shall be the Independent Accounting Firm.
          (b) Sellers and Purchaser shall use commercially reasonable efforts to cause the Independent Accounting Firm to resolve all disagreements as soon as practicable, but in any event within sixty (60) days after the dispute is first submitted to the Independent Accounting

Firm. Sellers and Purchaser shall each submit within twenty (20) days of the engagement of the Independent Accounting Firm its calculation of the unresolved disputed items in the Objection Notice together with such work papers, calculations and other materials that such party has determined supports such party’s calculation (the “Determination Materials”). The Independent Accounting Firm shall base its determination of the disputed amounts solely on the Determination Materials. The Independent Accounting Firm shall only consider those line items and amounts in the Closing Date Calculations to which Parent has timely objected pursuant to Section 1.4(a)(iii) and which Purchaser and Parent have been unable to resolve. The Independent Accounting Firm shall not assign a value to any disputed item greater than the greatest value or less than the smallest value for such item assigned to it by Purchaser or Sellers, as the case may be. The resolution of the dispute by the Independent Accounting Firm shall be final, binding and non-appealable on and by the parties hereto. If the Independent Accounting Firm resolves all disputes presented to it entirely in the manner proposed by Sellers or Purchaser, as the case may be, the fees and expenses of the Independent Accounting Firm relating to the resolution of such dispute shall be paid by the other party. In all other events, the fees and expenses of the Independent Accounting Firm shall be shared based on the difference between Sellers’ position, on the one hand, and Purchasers’ position, on the other hand, initially presented to the Independent Accounting Firm (based on the aggregate of all differences taken as a whole) and the final resolution as determined by the Independent Accounting Firm in proportion to the total difference between Sellers’ and Purchaser’s initial positions.
          (c) Within three (3) Business Days after the final determination of the Closing Date Calculations pursuant to Section 1.4(a) or Section 1.4(b), as the case may be:
               (i) If the Closing Date Net Working Capital is less than the Target Net Working Capital, the Purchase Price shall be decreased, dollar for dollar, by the amount by which the Closing Date Net Working Capital is less than the Target Net Working Capital. If the Closing Date Net Working Capital is more than the Target Net Working Capital, the Purchase Price shall be increased, dollar for dollar, by the amount by which the Closing Date Net Working Capital is more than the Target Net Working Capital.
               (ii) If the Closing Date Long-Term Liabilities are greater than the Target Liabilities, the Purchase Price shall be decreased, dollar for dollar, by the amount by which the Closing Date Long-Term Liabilities exceed the Target Liabilities.
          (d) Payments pursuant to Section 1.4(c) shall be deemed adjustments to the Purchase Price. The payments to be made pursuant to Section 1.4(c) shall be made, with interest thereon at the Prime Rate on such amounts from the Closing Date to the date of payment, in immediately available funds to (i) in the case of payments to the Purchaser to an account designated in writing by Purchaser and (ii) in the case of payments to the Parent to the account and pursuant to the wire instructions set forth in Schedule 1.1(b).
     Section 2. Closing
     2.1 Closing Date and Location. The closing of the transactions contemplated by Section 1.2 (the “Closing”) shall (i) with respect to the purchase and sale of the capital stock of Cogenics, be held at the offices of Cooley Godward Kronish LLP, The Prudential Tower, 800 Boylston Street, 46th Floor, Boston, MA 02199 at 10:00 a.m. (New York City time) or such other time and location as agreed to by the parties, (ii) with respect to the purchase and sale of the capital stock of Epidauros, be held at the offices of Schwarz Kelwing Wicke Westpfahl, Wittelsbacherplatz 1, 80333 München, Germany at 10:00 a.m. (New York City time), on the Closing Date and (iii) with respect to the purchase and sale of the capital stock of CGE, be held at the offices of Clifford Chance Europe LLP, 9 Place Vendôme 75001 Paris, at 10:00 a.m. (New York City time), on the Closing Date.
     2.2 Sellers’ Deliveries at Closing. Sellers shall have delivered to Purchaser the following documents, each properly executed and dated as of the Closing Date by Sellers or one of the Acquired Companies, as appropriate, and by the applicable counter-party, and in a form and substance reasonably acceptable to Purchaser:
          (a) certificates representing all of the issued and outstanding capital stock of Cogenics (other than those that are in book-entry form), endorsed in blank (or accompanied by stock powers executed in blank or by other duly executed instruments of transfer);
          (b) A duly executed stock transfer form for all of the issued and outstanding capital stock of CGE;
          (c) certificates dated as of a date not more than fifteen (15) days prior to the Closing Date as to the good standing (with respect to jurisdictions that recognize such concept) of Sellers and Cogenics, issued by the appropriate Governmental Entity of each jurisdiction in which the Sellers and Cogenics are organized and are qualified to do business and an excerpt from the Commercial Register for Epidauros;
          (d) certificates dated as of a date not more than fifteen (15) days prior to the Closing Date as to the registration and solvency statement of CGE, issued by the appropriate Governmental Entity;
          (e) a Secretary’s Certificate providing: (i) the certificate of incorporation and bylaws, or similar organizational documents, of Sellers and the Acquired Companies, (ii) incumbency of the executive officers of Sellers, and (iii) a copy of the resolutions of the board of directors of each of the Sellers, and each of the Acquired Companies approving this transaction;
          (f) Sellers’ Closing Certificate;
          (g) Sellers’ Release;
          (h) a duly executed copy of the IP License Agreement;
          (i) the Books and Records of each of the Acquired Companies, including minute books and all stock registers, corporate seals and related materials;
          (j) all consents, notices, or other appropriate evidence of satisfaction of the conditions set forth on Schedule 2.2(j);
          (k) a duly executed copy of the Transition Services Agreement;

          (l) legal opinions of Cooley Godward Kronish, LLP, counsel to Parent; McDermott Will and Emery Rechtsanwälte Steuerberater LLP, German counsel to Parent and legal opinion of Franklin, société d’advocats, French counsel to Parent;
          (m) legal opinion of De Brauw Blackstone Westbroek New York, counsel to BV;
          (n) a duly executed tax declaration (Cerfa 2759) for the transfer of the Purchased Securities relating to CGE;
          (o) the resignation of each of the directors and officers of the Acquired Companies set forth on Schedule 2.2(o);
          (p) from each holder of Debt listed on Schedule 1.1(b) evidence satisfactory to Purchaser that (i) the Debt has been fully paid and satisfied (including all accrued interest, prepayment penalties, early termination fees or other obligations), or otherwise fully discharged and (ii) (A) all Liens securing the Debt have been released and terminated and (B) all related UCC financing statements have been terminated or, in any case described in (A) or (B) above, arrangements reasonably satisfactory to Purchaser shall have been made;
          (q) the certificates of insurance and endorsements required by Section 5.9(b);
          (r) a duly executed Escrow Agreement; and
          (s) such other documents and certificates as Purchaser shall reasonably request.
     2.3 Purchaser’s Deliveries at Closing. Purchaser shall have delivered to Sellers the following documents, each properly executed and dated as of the Closing Date by Purchaser, and by the applicable counter-party, and in a form and substance reasonably acceptable to Sellers:
          (a) the Purchase Price;
          (b) a certificate dated as of a date not more than fifteen (15) days prior to the Closing Date as to the good standing of Purchaser, issued by the appropriate Governmental Entity of the jurisdiction of Purchaser’s incorporation;
          (c) a Secretary’s Certificate providing (i) incumbency of the executive officers of Purchaser, and (ii) a copy of the resolutions of the Board of Directors of Purchaser approving this transaction;
          (d) Purchaser’s Closing Certificate;
          (e) a duly executed Escrow Agreement;
          (f) a duly executed copy of the IP License Agreement;
          (g) legal opinion of Michael-Bryant Hicks, associate general counsel of Purchaser;

          (h) a duly executed copy of the Transition Services Agreement; and
          (i) such other documents and certificates as Sellers shall reasonably request.
     2.4 Epidauros Closing. The parties acknowledge and agree that the purchase and sale of the capital stock of Epidauros shall be conducted in accordance with Exhibit B.
     Section 3. Representations and Warranties of Parent
     The Disclosure Schedules shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Section 3. The disclosures in any section or subsection of the Disclosure Schedules shall qualify other sections or subsections of the Disclosure Schedules to the extent it is readily apparent on its face from a reading of the disclosure that such disclosure is applicable to such other sections or subsections. Except for the representations and warranties contained in this Section 3, neither Sellers nor any Affiliate of Sellers or any other Person makes any representations or warranties, and Sellers hereby disclaim any other representations or warranties, whether made by Sellers or any Affiliate of Sellers, or any of their respective officers, directors, employees, agents or representatives, with respect to the Acquired Companies. Notwithstanding the foregoing, any claims involving fraud on the part of any Seller or any their Affiliates, or any of their respective officers, directors, employees, agents or representatives, the Acquired Companies shall not be precluded in any way by the prior sentence.
     Parent hereby represents and warrants to Purchaser and the European Purchasers as follows:
     3.1 Organization. Each Seller is validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of the jurisdictions of their respective incorporation or organization. Each of the Acquired Companies is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of the jurisdictions of their respective incorporation or organization. Each of the Acquired Companies has full corporate power and authority to carry on their respective businesses as now being conducted and to own, operate and hold under lease its assets and properties as, and in the places where, such assets and properties are currently owned operated or held. Each of the Acquired Companies is duly qualified or licensed to transact business as a foreign corporation, and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which either the ownership or use of the properties or assets owned or used by it, or the nature of the activities conducted by it, makes such qualification or licensing necessary, except where the failure to be so qualified would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. Schedule 3.1 lists, for each of the Acquired Companies, each jurisdiction where such company is qualified or licensed to transact business as a foreign corporation.
     3.2 Authority; Enforceability. Sellers have the requisite corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Sellers and the consummation by Sellers of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of each of the Sellers. This Agreement is, and the other documents and instruments required hereby to which Sellers are a party will be, when executed and delivered by Sellers (assuming the due authorization, execution, and delivery of such agreements by Purchaser and European Purchasers), will constitute a valid and binding obligation of Sellers, enforceable against Sellers in accordance with their respective terms, except as enforcement thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium and similar laws, both state and federal, affecting the enforcement of creditors’ rights or remedies in general as from time to time in effect or (ii) principles of equity, whether considered at law or in equity.
     3.3 No Violation or Conflict. The execution, delivery and performance of this Agreement, and the other agreements, documents and instruments required hereby to which a Seller is a party, do not and will not (a) conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under (i) the charter, bylaws, resolutions or other organizational documents of Sellers or the Acquired Companies, (ii) any Law, rule, regulation, judgment, order or decree binding on any of the Acquired Companies or Sellers or (iii) any Contract or other agreement to which any of the Acquired Companies or Sellers is a party or by which any of the Acquired Companies or Sellers is bound, (b) give any party to any Contract or other contract or agreement to which any of the Acquired Companies or Sellers is a party or by which any of the Acquired Companies or Sellers is bound any right of termination, cancellation, acceleration or modification thereunder or (c) result in the imposition or creation of any Lien upon or with respect to any of the Assets.
     3.4 No Consents. Schedule 3.4 identifies each Material Contract that requires the consent of (the “Required Consents”) or notice to the other party thereto to avoid any breach, default or violation of such Material Contract, agreement or other instrument in connection with the transactions contemplated hereby. Except for the Required Consents, no consent of any other person, and no notice to, filing or registration with, or consent, license, permit, Order, approval or authorization of, any Governmental Entity is necessary or is required to be made or obtained by the Acquired Companies or Sellers in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated herein.
     3.5 Capital Structure.
          (a) The authorized equity capitalization of Cogenics consists of 1,000 shares of common stock, of which 1,000 shares are issued and outstanding and owned beneficially and of record by Parent. The authorized equity capitalization of CGE consists of 2,277,379 shares of common stock, all of which are outstanding and owned beneficially and of record by BV. The authorized equity capitalization of Epidauros consists of 260,749 shares of common stock, all of which are issued and outstanding and owned beneficially and of record by BV.
          (b) There are no securities (equity or otherwise) issued by the Acquired Companies other than the Purchased Securities. All of the issued and outstanding capital stock of the Acquired Companies is wholly-owned, free and clear of any and all Liens, by one of the Sellers and has been duly and validly issued and is fully paid and nonassessable.
          (c) None of the Purchased Securities were issued in violation of, or is currently subject to, any preemptive right, right of first refusal or other right. All of the Purchased Securities were offered and sold in compliance with all applicable United States federal and state securities laws and regulations. There are no options, warrants or other rights to subscribe for or purchase any equity interests of any of the Acquired Companies or securities convertible into or exchangeable for, or which otherwise confer on the holder any right to acquire, any equity interests of any of the Acquired Companies, nor are any of the Acquired Companies committed to issue any such option, warrant or other right. There are no outstanding equity appreciation, phantom equity, profit participation or similar rights with respect to the equity interests of any of the Acquired Companies. There are no (i) outstanding obligations of any Acquired Company (contingent or otherwise) to repurchase or otherwise acquire or retire any of its equity securities or any warrants, options, or other rights to acquire any of its equity securities or (ii) voting trusts, proxies or other agreements among an Acquired Company’s equityholders with respect to the voting or transfer of such Acquired Company’s equity securities.
     3.6 Subsidiaries. None of the Acquired Companies have any subsidiaries nor do they own, directly or indirectly, beneficially or of record, any shares of capital stock or other equity security of any other entity or any other similar investment in any other entity.
     3.7 Title to Stock. (a) Upon Purchaser’s payment of the Purchase Price at the Closing, good and valid title to all of the issued and outstanding capital stock of Cogenics, free and clear of any and all Liens other than Liens created by Purchaser, will pass to Purchaser. (b) Upon Purchaser’s payment of the Purchase Price at the Closing, good and valid title to all of the issued and outstanding capital stock of CGE, free and clear of any and all Liens other than Liens created by BCH, will pass to BCH. (c) Upon Purchaser’s payment of the Purchase Price at the Closing, good and valid title to all of the issued and outstanding capital stock of Epidauros, free and clear of any and all Liens other than Liens created by BC Germany, will pass to BC Germany.
     3.8 Books and Records. The Books and Records of the Acquired Companies, all of which Sellers have made available to Purchaser, are materially complete and correct, represent actual, bona fide transactions and meetings of the respective shareholders, the respective Boards of Directors and committees of the Boards of Directors (or bodies acting in similar roles), and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls over financial reporting.
     3.9 Financial Statements.
          (a) Sellers have delivered to Purchaser true, complete and correct copies of the: (i) unaudited consolidated balance sheets of the Acquired Companies as at September 30, 2008 and December 31, 2008 (such unaudited balance sheet of the Acquired Companies as at December 31, 2008, the “Interim Balance Sheet”), and (ii) the consolidated income statements of the Acquired Companies for the fiscal years ending March 31, 2008, March 31, 2007 and March 31, 2006 (collectively, the “Financial Statements”). The Financial Statements present fairly in all material respects the financial condition and the results of operations of the Acquired Companies as at the respective dates of, and for the respective periods referred to in, such Financial Statements. Except as set forth in Schedule 3.9, the Financial Statements present fairly in all material respects the financial condition and the results of operations of the Acquired Companies as at the respective dates of, and for the respective periods referred to in, such Financial Statements, all in accordance with GAAP. The reserves of the Acquired Companies listed on the Financial Statements (a) are fairly stated in accordance with GAAP, (b) make a reasonable provision in the aggregate for all obligations of the Acquired Companies under the terms of their respective policies and contracts, and (c) meet in all material respects all requirements of Law.
          (b) No Acquired Company has any liability or obligation (whether absolute, accrued, contingent or otherwise) except (i) as set forth on the Interim Balance Sheet; or (ii) incurred since the date of the Interim Balance Sheet in the ordinary course of business and in an amount that is not, individually or in the aggregate, material to such Acquired Company.
          (c) Each of the Acquired Companies maintains a system of internal accounting controls sufficient to provide reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorizations; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (C) access to assets is permitted only in accordance with management’s general or specific authorization; and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
     3.10 Absence of Certain Changes or Events. Except as set forth on Schedule 3.10, since September 30, 2008 through the date hereof, (i) the businesses of each of the Acquired Companies have been operated in the ordinary course consistent with past practices, (ii) there has not been a Material Adverse Effect and (iii) with respect to the Acquired Companies there has not been any:
          (a) material reevaluation by the Acquired Companies of any of their Assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or Accounts (except in the ordinary course of business);
          (b) merger or consolidation with, purchase of substantially all of the assets of, or other acquisition of any business or proprietorship, firm, association, corporation or other business organization or division thereof by any of the Acquired Companies;
          (c) increase by any of the Acquired Companies of any bonuses, salaries or other compensation to any stockholder, director, member, manager, officer or employee thereof;
          (d) entry by any of the Acquired Companies into any employment, severance, change of control, indemnification or similar contract with any director, officer, manager or employee thereof or modification or termination of any such existing agreements or contracts;
          (e) entry into, termination or modification of any collective bargaining agreement or other written agreement by any of the Acquired Companies;
          (f) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, severance or other employee benefit plan for or with any employees of any of the Acquired Companies;

          (g) change in the accounting methods or Tax elections used by the Acquired Companies;
          (h) sale, lease, mortgage, subjection to any Liens or other disposal of or encumbrance of, any tangible Asset, other than sales in the ordinary course of business;
          (i) amendment, extension, renewal or termination of any leases to which any of the Acquired Companies is party, or entry into any new lease, sublease, license or other agreement for the use or occupancy of any real property by any of the Acquired Companies;
          (j) entry into any transactions of the type described in Section 3.26 hereof;
          (k) incurrence or assumption of any debt of the Acquired Companies that would remain outstanding following the Closing;
          (l) cancellation or waiver of any claims or rights with a value to the Acquired Companies, individually or in the aggregate, of more than $25,000;
          (m) sale, lease, transfer, license, granting of a covenant not to sue, abandonment, lapse, mortgage, subjection to any Liens or other disposal of or encumbrance of any Company Intellectual Property; or
          (n) agreement, whether oral or written, by any of the Acquired Companies to do any of the foregoing.
     3.11 Litigation.
          (a) There is no order by any Governmental Entity or litigation, arbitration proceeding, governmental investigation, citation or action of any kind pending or, to the Knowledge of Sellers, proposed or threatened against Sellers or any of the Acquired Companies or against any director, officer or employee of any of the Acquired Companies in their capacities as such, or affecting or involving the property or assets of any Acquired Company and there has been no such order or material litigation, arbitration proceeding, governmental investigation, citation or action of any kind in the past three (3) years.
          (b) There are no outstanding judgments, orders, injunctions or decrees of any Governmental Entity against the Acquired Companies, the Business or the Assets.
     3.12 Title to and Sufficiency of Assets. The Acquired Companies own good and valid title to or have a valid leasehold interest in or license to use all of the Assets, free and clear of all Liens, except for Permitted Liens. To the Knowledge of Sellers, all tangible personal properties owned and used in the Business are, in the aggregate, in good operating condition, normal wear and tear excepted. The Assets and the Acquired Companies interests in the Material Contracts include all tangible and intangible assets, and interests in contracts and rights, necessary for the operation by the Acquired Companies of the Business as it is conducted as of the date hereof and at any time during the twelve (12) month period immediately prior to the Closing. Schedule 3.12 attached hereto sets forth a complete and correct list of all computer hardware owned by each of the Acquired Companies or used in the Business.

     3.13 Material Contracts; No Defaults.
          (a) Schedule 3.13 is a list of all Contracts meeting the following descriptions (“Material Contracts”), true and complete copies of which (including all amendments, modifications, extensions, renewals, and other agreements with respect thereto) have been provided or made available to Purchaser in the Data Room:
               (i) each Contract whereby any of the Acquired Companies has an obligation to make an investment in or loan to any Person other than any of the Acquired Companies;
               (ii) each Contract that constitutes a lease of any personal property with (A) aggregate rental payments in excess of $75,000 or (B) the remaining term in excess of one year and which is non-cancelable without penalty and aggregate annual rental payment in excess of $25,000 or (C) the loss of which would be material to the operation of business of the Acquired Companies;
               (iii) each Contract that involves performance of services, delivery of goods or materials or payments by the Acquired Companies of an amount or value in excess of $25,000;
               (iv) each Contract that was not entered into in the ordinary course of business;
               (v) each Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property, (except personal property leases having a value per item or aggregate payments of less than $25,000);
               (vi) each Contract with respect to Intellectual Property, including Contracts with current employees, consultants, or contractors regarding the ownership, use or non-disclosure of any of the Intellectual Property;
               (vii) each Contract that constitutes an agreement to purchase or sell a capital asset for a price in excess of $25,000;
               (viii) each Contract that constitutes or amends any employment, consulting, management, severance, change in control or indemnification arrangement, agreement or understanding between any Acquired Company, on the one hand, and any directors, officers, or other employees on the other hand that make in excess of $25,000 per year;
               (ix) each Contract pursuant to which an Acquired Company has granted a power of attorney or other similar grant of agency;
               (x) each Contact that constitutes an agreement with any Major Customer or Major Supplier;
               (xi) each Contract with any labor union or association representing any employee of any of the Acquired Companies;

               (xii) each Contract that constitutes a bonus, pension, profit sharing, retirement or other form of deferred compensation plan;
               (xiii) each Contract that prohibits any of the Acquired Companies from freely engaging in business anywhere in the world or concerning confidentiality (except Contracts concerning confidentiality entered into in the ordinary course of business);
               (xiv) each Contract, including any joint venture, partnership, or limited liability company agreement, involving a sharing of profits, losses, costs, taxes, or other liabilities by the Acquired Companies with any other Person;
               (xv) each Contract under which any of the Acquired Companies has created, incurred, assumed or guaranteed debt obligations in excess of $25,000;
               (xvi) each Contract relating to a sales broker, sales agency, advertising agency or finder’s relationship with the Acquired Companies;
               (xvii) each Contract that is a settlement, conciliation or similar agreement with any Governmental Entity or pursuant to which any Acquired Company will be required to pay in excess of $25,000 after the date of this Agreement;
               (xviii) each Contract pursuant to which any Acquired Company has obligations to indemnify another Person (other than Contracts entered into in the ordinary course of business); and
               (xix) each Contract relating to any surety bond or letter of credit.
          (b) All of the Material Contracts set forth (or required to be set forth) on Schedule 3.13 are valid, binding and enforceable as to the applicable Acquired Company and, to the Knowledge of Sellers, the other parties thereto, in accordance with their respective terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium and similar laws, both State and Federal, affecting the enforcement of creditors’ rights or remedies generally as from time to time in effect or (ii) principles of equity, whether considered at law or in equity. No event has occurred or circumstances exist that could, with the passage of time or compliance with any applicable notice requirements or both, constitute a default of, result in a violation or breach of, or give any right to accelerate, modify, cancel or terminate any Material Contract by the Acquired Companies or, to the Knowledge of Sellers, any other party under any such Material Contract and no such breach or default has occurred or such rights arisen. No Acquired Company has received written notice that any party to any Material Contract intends to cancel or terminate any such material Contract or to not exercise any option to renew thereunder, and to the Knowledge of Sellers, no party to any Material Contract otherwise intends to exercise any right of cancellation, termination or to not exercise any option to renew thereunder. The Acquired Companies have not made any prior assignment of any Material Contract or any of their rights or obligations thereunder.
     3.14 Accounts Receivable. All of the accounts receivable of the Acquired Companies as of the dates of the balance sheets included in the Financial Statements (collectively, the “Accounts Receivable”) are reflected properly according to GAAP on the Financial Statements and, as of such dates, and represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business consistent with past practice of the Acquired Companies. No portion of the Accounts Receivable presently owed to an Acquired Company is required or expected to be paid to any Person other than such Acquired Company. The Accounts Receivable presently owed to the Acquired Companies are current and collectible in the ordinary course, without resort to third party collections, net of any reserves specifically applicable thereto, and included in the final determination of the Closing Date Net Working Capital and, subject to such reserves, shall be collected in full in the ordinary course consistent with the past practice of the Acquired Companies, without any set off, within nine (9) months after the Closing Date. There is no contest, claim, or right of set-off, other than rebates and returns in the ordinary course of business consistent with past practice, under any Contract with any obligor of an Account Receivable relating to the amount or validity of such Account Receivable.
     3.15 Compliance with Laws. The Acquired Companies are, and have been at all times during the past five (5) years, in compliance in all material respects with all Laws applicable to their business or operations or the use of any of the Assets. None of the Acquired Companies has received, at any time since January 1, 2006, any written notice of or been formally charged with the violation of any Laws.
     3.16 Permits. Each of the Acquired Companies and Sellers (to the extent it relates primarily to the Business) possesses all material Permits necessary or required for the lawful conduct of the Business and the ownership, occupation and use (consistent with the past and present practice of the Acquired Companies) of the Assets, including the Leased Real Property, as applicable, and all such material Permits are in full force and effect and are being complied with in all respects, except as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. There currently exists no default under, or violation of, any such Permit, except for the lack of Permits and for defaults under, or violations of, Permits which lack, default or violation individually or in the aggregate would not have a Material Adverse Effect on the Acquired Companies. Between January 1, 2008 and the date of this Agreement, the Acquired Companies have not received any written notice or other written communication from any Governmental Entity alleging any violation of any Laws by the Acquired Companies (except for (A) notices of violations which have been cured or corrected in all material respects (B) notices which have been rescinded or withdrawn, and (C) notices which would not have a material adverse effect on the Acquired Companies). Schedule 3.16 sets forth a complete list of all such material Permits.
     3.17 Real Property.
          (a) The Leased Real Property, the addresses of which are set forth in Schedule 3.17, is leased by one or more of the Acquired Companies, and such Leased Real Property constitutes all the real property used in the businesses of the Acquired Companies. With respect to each parcel of Leased Real Property, none of the Acquired Companies has entered into and the Leased Real Property is not subject to any leases, subleases, concessions, or other Contracts, granting to any third party the right of use or occupancy of any Leased Real Property or any portion thereof and there are no third parties in possession of any such Leased Real Property.

          (b) Schedule 3.17 sets forth a true, correct and complete list of all leases and all amendments, modifications, extensions, renewals, guaranties and other agreements with respect thereto relating to each Leased Real Property, including the date and name of the parties to each such document (the “Real Property Leases”). Except as set forth in Schedule 3.17, with respect to each of the leases:
               (i) the Acquired Companies’ possession and quiet enjoyment of the Leased Real Property relating to each lease has not been disturbed, and to the Knowledge of Sellers, there are no disputes with respect to such lease;
               (ii) no security deposit or portion thereof deposited with respect to such lease has been applied in respect of a breach or default under such lease which has not been redeposited in full;
               (iii) none of the Acquired Companies owes any brokerage commissions or finder’s fees with respect to such lease;
               (iv) none of the Acquired Companies has collaterally assigned or granted any other security interest in such lease or any interest therein;
               (v) subject to the rights of the lessor of such Leased Real Property, the Acquired Companies have valid leasehold estates in each of the Leased Real Properties and have a valid and enforceable leasehold interest in such Leased Real Property, free and clear of all Liens encumbering such lessee’s leasehold interest, except Permitted Liens, but subject to all terms and conditions of the Real Property Leases and subject to any Liens encumbering the applicable lessor’s title to the Leased Real Properties; and
               (vi) the Acquired Companies have paid all sums due and observed and performed the covenants and obligations on the part of the tenant and the conditions contained in the Real Property Leases.
          (c) All buildings, structures, improvements, fixtures, building systems and equipment and all components thereof included in the Leased Real Property (the “Improvements”) are sufficient for the operation of the Business conducted thereon consistent with past practice. To the Knowledge of Sellers, there are no proceedings, disputes, actions or notices facts or conditions affecting or threatened against any of the Improvements or any Leased Real Property, or portion thereof which would, individually or in the aggregate, interfere in any material respect with the use or occupancy of the Improvements or Leased Real Property or any portion thereof in the operation of the Business conducted thereon consistent with past practice. None of the Improvements or any portion thereof is dependent for its access, use or operation on any land, building, improvement or other real property interest that is not included in the Leased Real Property.
          (d) To the Knowledge of Sellers, each Real Property Lease is in full force and effect and is valid and enforceable by and against the applicable Acquired Company and the lessor in accordance with its terms (subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles, whether in equity or at law).

          (e) To the Knowledge of Sellers, (i) each Acquired Company has all material Permits necessary for the current use by it of each applicable Leased Real Property, and (ii) no material default or violation by the applicable Seller has occurred in the due observance of any such Permit.
     3.18 Environmental Matters.
          (a) The Acquired Companies are and have at all times since inception been in compliance in all material respects with all applicable Environmental Laws. The Acquired Companies have obtained, have been and are in compliance, in all material respects, with all Governmental Approvals required under Environmental Law to conduct its business and occupy its facilities (the “Environmental Approvals”), and each such Environmental Approvals is currently in full force and effect, and will not cease to be in full force and effect as a result of the execution, delivery and performance of the transactions contemplated herein.
          (b) There are no Proceedings pending or, to the Knowledge of Sellers, threatened by any Governmental Entity or Person against or directly affecting the Acquired Companies involving any actual or alleged Environmental Liability. The Acquired Companies have not received any written notice from any Person regarding the commencement of, and to the Knowledge of Sellers, no condition or circumstance exists, that (with or without notice or lapse of time or both) would reasonably be expected to give rise to, or serve as a basis for, the commencement of any such Proceeding. Specifically, but without limitation, the Acquired Companies (i) are not subject to any Order under any Environmental Law, (ii) have not received any written notices or claims (x) that any of the Acquired Companies is a potentially responsible party in connection with any claim or notice asserted pursuant to 42 U.S.C. § 9601 et seq., or any state superfund law, or (y) regarding any Environmental Liability relating to any of the Acquired Companies or their facilities, properties or Assets.
          (c) The Acquired Companies have not used, stored, treated, transported, manufactured, refined, handled, produced, emitted, released or threatened to release, disposed of, or arranged for or permitted the disposal of, or exposed any Person to, any Hazardous Substance on, under, at, from or in any way affecting any of its facilities, properties or Assets (or in connection with the operation of its business), except in each case (i) in compliance in all material respects with Environmental Law, (ii) in a manner that would not give rise to any Environmental Liability and (iii) at a location that is (x) fully permitted for such handling and release, (y) has not been listed or, to the Knowledge of Sellers, been proposed for listing on the National Priorities List under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq. or any similar list under any other Environmental Law and (z) is not subject to any Proceeding or Order for investigation or cleanup under any Environmental Law. To the Knowledge of Sellers, no release or threatened release of any Hazardous Substance has occurred, or is occurring, at, on, under, from or to any real property currently or formerly owned, leased or operated by the Acquired Companies, and no Hazardous Substance is migrating to or from any such real property that would reasonably be expected to give rise to any Environmental Liability.
          (d) Except as set forth on Schedule 3.18, to the Knowledge of Sellers, none of the following exists at any of the property that is or at any time has been owned, operated, occupied, controlled or leased by the Acquired Companies: any asbestos-containing material;

urea formaldehyde foam insulation; radon gas; mold; polychlorinated biphenyls; active or out-of-service or underground storage tanks or sites from which such storage tanks have been removed; or landfills, surface impoundments, waste piles or land disposal areas.
          (e) None of the Acquired Companies has, either expressly or by operation of law, assumed, undertaken or provided an indemnity with respect to any material liability (contingent or otherwise) or any material investigatory, corrective or remedial obligation, of any other Person relating to Environmental Laws.
          (f) The Sellers have furnished to Purchaser in the Data Room true and correct copies of all environmental, health and safety audits, reports and assessments and all other material environmental, health and safety documents relating to past or current operations, properties or facilities of the Acquired Companies or their predecessors, in each case which are in its possession or under its control.
     3.19 Labor and Employment Matters.
          (a) Except as set forth on Schedule 3.19 there are no collective bargaining agreements, other labor union agreements or collective agreements with the works council to which the Acquired Companies are a party, or by which they are bound.
          (b) Since January 1, 2006, each of the Acquired Companies is and has been in compliance with all applicable Laws respecting employment and employment practices, labor relations, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice, including any such Laws respecting employment discrimination and occupational safety and health requirements.
          (c) There is no unfair labor practice complaint against any of the Acquired Companies pending, and no person has overtly threatened in a written, typed, word processed, electronic or telephonic communication delivered to any Seller or the Acquired Companies to commence any unfair labor practices complaint before the National Labor Relations Board or any other Governmental Entity, and to the Knowledge of Sellers, no union organization campaign is in progress with respect to any employees, and no such union organizing activities have occurred in the past five (5) years.
          (d) There is no litigation, grievance, arbitration proceeding, administrative proceeding, governmental investigation, citation, consent decree, conciliation agreement, audit or action of any kind pending or, to the Knowledge of Sellers, proposed or threatened against any of the Acquired Companies relating to employment, employment practices, labor relations and employee benefits, terms and conditions of employment or wages and hours.
          (e) No executive or key employee of any of the Acquired Companies, and no group of employees or independent contractors of any of the Acquired Companies, have informed any of the Acquired Companies (whether in writing or, to the Knowledge of Sellers, orally) of any plan to terminate employment with or services for any of the Acquired Companies.

          (f) There are no pending or, to the Knowledge of Sellers, threatened nor has there been in the last three (3) years any strikes, slowdowns, lockouts or other work stoppages involving any Persons employed by any of the Acquired Companies; and
          (g) There are no representation petitions or other similar petitions or requests for representation pending or, to the Knowledge of Sellers, proposed or threatened, before the National Labor Relations Board or any other federal, provincial, state or local agency in any jurisdiction or Governmental Entity in connection with any Persons employed by any of the Acquired Companies.
          (h) No agreements restrict the Acquired Companies from relocating, closing or terminating any of its operations or facilities other than statutory regulations.
          (i) Schedule 3.19 sets forth the names, annual salary, titles and participation in all bonus or incentive programs for all the employees and officers of each of the Acquired Companies. Schedule 3.19 also identifies which of the Acquired Companies is the employer of each employee and which of the employees are on paid or unpaid leave for any reason.
          (j) Apart from the individuals listed in Schedule 3.19, no other person is employed by, or carries out work for or on behalf of the Acquired Companies in an employee-like position, as freelancer, consultant or in a similar status.
          (k) Each of the employees is employed by the Acquired Company which owns the Assets, and carries on the Business, in respect of which that employee is employed.
          (l) The consummation of the purchase of the Purchased Securities pursuant to this Agreement shall not entitle any employee of any Acquired Company to (i) terminate his or her employment or receive additional compensation in connection with such termination or (ii) alter in any way their terms or conditions of employment.
          (m) The Acquired Companies have paid all wages and deducted and paid all wage tax and social security contributions, including those to the employers’ liability insurance (“Berufsgenossenschaft”), to the respective employees and authorities in full and in due time.
     3.20 Employee Benefit Plans.
     Schedule 3.20 sets forth a complete and correct list of each Employee Benefit Plan and each Foreign Benefit Plan of any Acquired Company. Except as set forth on Schedule 3.20:
          (a) with respect to each Employee Benefit Plan, Sellers have made available to Purchaser within the Data Room true and complete copies of the documents evidencing or governing such Employee Benefit Plan (or an accurate summary of the terms of any Employee Benefit Plan for which there is no written plan document), the most recent summary plan description provided to participants and the most recent determination or opinion letter received from the IRS, if applicable;
          (b) no Employee Benefit Plan is sponsored or maintained by any Acquired Company;

          (c) no Employee Benefit Plan is a “multiemployer plan” as defined in Section 3(37) of ERISA and none of the Acquired Companies has any current or potential liability or obligation under or with respect to a “multiemployer plan” (as defined above), including on account of any ERISA Affiliate;
          (d) no Employee Benefit Plan is subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code and none of the Acquired Companies has previously maintained or has any current or potential liability or obligation under or with respect to any “employee pension benefit plan” as defined in Section 3(2) of ERISA that is or was subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code (each a “Pension Plan”); the minimum funding standard under Section 302 of ERISA and Section 412 of the Code has been satisfied with respect to each Pension Plan and no waiver of any minimum funding standard or any extension of any amortization period has been requested or granted; all amounts due to the Pension Benefit Guaranty Corporation (“PBGC”) pursuant to Section 4007 of ERISA have been paid with respect to each Pension Plan; no notice of intent to terminate any Pension Plan has been filed and no amendment to treat a Pension Plan as terminated has been adopted, and the PBGC has not instituted proceedings to treat any Pension Plan as terminated; no accumulated funding deficiency, whether or not waived, exists with respect to any Pension Plan; since the last valuation date for each Pension Plan, to the Knowledge of Sellers, no Pension Plan is considered to be in “at risk” status under Section 430 of the Code; no Acquired Company has incurred or is expected to incur any liability or obligation to the PBGC or otherwise under Title IV of ERISA; and no Acquired Company has any current or potential liability or obligation under Sections 4063 or 4064 of ERISA;
          (e) each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, has been amended on or before the date that amendments to comply with applicable provisions of the Code were required to be adopted, and no facts or circumstances adversely affecting the qualification of such plan exist;
          (f) each Employee Benefit Plan, both with respect to its form and administration, has been maintained, funded and administered in all material respects in compliance with its terms, the requirements of any applicable collective bargaining agreement and with all applicable Laws; with respect to each Employee Benefit Plan all contributions and premium payments for all time periods ending on or prior to the Closing Date and which are otherwise due and payable shall have been made; and the Acquired Companies have complied and are in compliance in all material respects with the requirements of Part 6 of Subtitle B of Title I of ERISA and of Section 4980B of the Code and any similar state Law (“COBRA”);
          (g) except as set forth on Schedule 3.20(g), none of the Acquired Companies has any obligation to pay for post-termination welfare or welfare-type benefits to any current or former employee, officer, director or contractor or the dependents of beneficiaries of any current or former employee, officer, director or contractor other than those benefits required under COBRA; none of the Acquired Companies has any current or potential liability or obligation under or with respect to any “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413 of the Code) or any “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); and no Acquired Company has any current or potential liability or obligation as a consequence of at any time being treated as a single employer with any other Person under Section 414 of the Code;
          (h) no Employee Benefit Plan will be required to pay compensation or benefits, provide increased compensation or benefits or accelerate the payment or vesting of compensation or benefits solely on account of (i) the execution and delivery of this Agreement, (ii) the consummation of the transactions contemplated by this Agreement or (iii) termination of employment following the consummation of transactions contemplated by this Agreement, i.e., other than payments, accelerated payments or vesting or increased compensation or benefits that are specifically provided for herein or that would occur upon a termination of employment even if the transactions contemplated by this Agreement were not consummated; and
          (i) each Foreign Benefit Plan has been maintained, funded and administered in compliance with its terms and the requirements of all applicable Laws in all material respects, and no Foreign Benefit Plan has any unfunded or underfunded liabilities.
          (j) In relation to employees resident or working in the United Kingdom:
               (i) no Acquired Company has or may have any obligation (whether or not legally binding) to provide or contribute towards pension, lump sum, death, ill-health, disability or accident benefits in respect of its past or present officers and employees (“Pensionable Employees”) and no proposal or announcement has been made to any employee or officer of any Acquired Company about the introduction, continuance, increase or improvement of, or the payment of a contribution towards, any pension, lump sum, death, ill-health, disability or accident benefit;
               (ii) there are no former schemes which provided any pension, lump sum, death, ill-health, disability or accident benefit in respect of any past or present officers and employees of either Acquired Company;
               (iii) the Acquired Companies facilitated access for their respective Pensionable Employees to a designated stakeholder scheme as required by Section 3 of the UK Welfare Reform and Pensions Act 1999; and
               (iv) no subject access requests made to either Acquired Company pursuant to the UK Data Protection Act 1998 by employees or workers are outstanding and each Acquired Company has complied with the provisions of the UK Data Protection Act 1998 in respect of all personal data held or processed by them relating to their employees, workers, and former employees and workers.
     3.21 Tax Matters.
          (a) All consolidated, combined, unitary or similar Tax Returns that include an Acquired Company (or that reflect the operations of an Acquired Company) are referred to herein as “Group Returns”. Except as set forth on Schedule 3.21:
               (i) each of the Acquired Companies has filed all Tax Returns required to have been filed by or for it (except to the extent any failure to file would not be material to the

Acquired Companies), and all such Tax Returns and all Group Returns, if any, are true, correct and complete in all material respects;
               (ii) each of the Acquired Companies has paid or has had paid on its behalf all material Taxes due and payable by it and there are no unpaid material Taxes due and payable by it or by any other Person that are or could become a Lien on any Assets of any Acquired Company;
               (iii) there are no Liens for Taxes upon the Assets owned by (or to be assigned to) the Acquired Companies other than Liens for Taxes not yet due and payable and those which are being contested in good faith by appropriate proceedings;
               (iv) each of the Acquired Companies has complied in all material respects with all Laws relating to the withholding of material Taxes, has duly and timely withheld and collected all required amounts from employee salaries, wages and compensation, and from all other amounts paid, and have paid over such amounts to the appropriate taxing authority;
               (v) none of the Acquired Companies has granted and no filing of a Group Return has resulted in (nor are any of the Acquired Companies subject to) any waiver or agreement currently in effect that waives or extends the period of limitations for the assessment or collection of Tax or has requested an extension of time for filing any Tax Return not yet filed, no unpaid Tax deficiency has been asserted against, or with respect to, any of the Acquired Companies;
               (vi) none of the Acquired Companies and, with respect to Group Returns, no company included in a Group Return has received written notice that it is under investigation, audit or examination by any Governmental Entity, and there are no claims or proceedings now pending or, threatened in writing against any of the Acquired Companies or, with respect to a Group Return, against any company included in a Group Return with respect to any Tax;
               (vii) other than the country in which it is organized, no Acquired Company has paid Tax determined on a net basis (i.e. gross income less deductions) to any country because it engaged in business in that country or because it had a permanent establishment (within the meaning of an applicable Tax treaty) in that country and no claim has been made in writing by a Governmental Entity that an Acquired Company is required to file a Tax Return subject to taxation on a net basis in a country where the Acquired Company did not file a Tax Return;
               (viii) no Acquired Company is a party to any agreement, contract, arrangement, or plan that has resulted or would result in the payment of any “excess parachute payment” by the Acquired Company within the meaning of Section 280G of the Code (or any corresponding provision of state, local, or foreign Tax law);
               (ix) no Acquired Company (A) has been a member of an affiliated group filing a consolidated federal income Tax Return other than Cogenics, which is a member of the affiliated group, within the meaning of § 1504(a) of the Code for which Parent files a consolidated return, (B) other than Cogenics has liability for the Taxes of any person under Reg. § 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise or (C) has an excess loss account in the stock of another member (as defined in Treasury Regulations § 1.1502-19);
               (x) no Acquired Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:
                    (1) change in method of accounting for a taxable period ending on or prior to the Closing Date;
                    (2) installment sale or open transaction (including any corresponding provision under foreign Tax Law);
                    (3) “closing agreement” as described in Code § 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; or
                    (4) prepaid amount (including any corresponding provisions of foreign Tax Law) received on or prior to the Closing Date.
               (xi) no Acquired Company has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code § 355 or Code § 361;
               (xii) no Acquired Company has engaged in any “listed transaction” as defined in the Treasury Regulations promulgated under Section 6011 of the Code. Each Acquired Company has properly disclosed in its Federal Income Tax Returns all “Reportable Transactions” within the meaning of Treasury Regulations § 1.6011-4(b)(1), any predecessor regulation, or any similar provision of state or foreign Law;
               (xiii) Epidauros is and has been treated as a disregarded entity for Federal Income Tax purposes;
               (xiv) CGE is and has been treated as a controlled foreign corporation for Federal Income Tax purposes under Code § 957;
               (xv) the Financial Statements fully and properly reflect, as of their dates, the liabilities of the Acquired Companies for Taxes for all periods ending on or before such dates, and the books and records of the Acquired Companies fully and properly reflect all liabilities for Taxes for all periods after the date of the Latest Balance Sheet;
               (xvi) each Acquired Company is in compliance with the applicable requirements of FIN 48, and the portion of Parent’s Tax accrual work papers related to each Acquired Company (if required to have been prepared) explain and support all amounts provided and positions taken with respect to FIN 48 and such portion of Parent’s accrual work papers have been provided to Purchaser in the Data Room;

               (xvii) no Acquired Company is, nor has it been at any time during the last five years, a “United States real property holding corporation” within the meaning of Section 897(c) of the Code;
               (xviii) to the extent required under applicable Law, each Acquired Company has sufficient information and records to support its transfer pricing practices;
               (xix) each Acquired Company is in possession of sufficient information to enable it to reconcile its financial records with its liability for Taxes insofar as such liability depends on any transaction occurring on or before the Closing or on any disposal of any assets owned by any Acquired Company as of the Closing;
               (xx) each of Epidauros and CGE has been resident for tax purposes in the jurisdiction of its organization and nowhere else at all times for the past three (3) years;
               (xxi) no material adjustments have been required to be made with respect to any Acquired Company that have not yet been finally assessed relating to transfer pricing;
               (xxii) all documents which either Epidauros or CGE require to establish title to any asset, which are required to be stamped, have been stamped and all duty, interest and penalties on those documents have been paid;
               (xxiii) each Asset with respect to which an Acquired Company claims depreciation, amortization, or similar expense for Tax purposes is owned for Tax purposes by the Acquired Company;
               (xxiv) no Acquired Company has made or entered into, and does not hold any asset subject to, a “safe harbor lease” subject to former § 168(f)(8) of the Internal Revenue Code of 1954, as amended before the Tax Reform Act of 1984, and the regulations thereunder, nor does any Acquired Company hold any asset that is “tax-exempt use property” within the meaning of § 168(h) of the Code or “tax-exempt bond financed property” within the meaning of § 168(g)(5) of the Code;
          (b) Schedule 3.21 describes all material Tax elections, consents, and group tax arrangements made by or affecting any of the Acquired Companies or any Person to whose liabilities any of the Acquired Companies has succeeded that will be in effect immediately after the Closing Date.
          (c) Schedule 3.21 sets forth, with respect to each of Epidauros and CGE the amount of trading losses available for that company for carryforward, provided, that the amounts in Schedule 3.21 do not reflect any disallowance of the carryforward of such losses due to the transactions contemplated by this Agreement. To the Knowledge of Seller, nothing has been done which might cause the disallowance of the carryforward of such losses and no claim has been made for carry back of such losses.

     3.22 Intellectual Property.
          (a) The Acquired Companies own and have good, exclusive and legal title to or have the right to use pursuant to licenses, sublicenses, agreements or permission (sufficient to conduct the Business as currently conducted), all Intellectual Property necessary for, or used in, the operation of the Business as currently conducted free and clear of all Liens. Schedule 3.22(a) contains a list of all Company Registered Intellectual Property. The Company has made available to Purchaser correct and complete copies of all documents evidencing the Company Registered Intellectual Property.
          (b) No Company Intellectual Property or product or service used by any Acquired Company related to Company Intellectual Property is subject to any proceeding or outstanding decree, order, judgment or stipulation (i) restricting in any manner the use, transfer or licensing thereof by any Acquired Company or (ii) that may affect the validity, use or enforceability of the Company Intellectual Property or any such product or service. Each item of Company Registered Intellectual Property is valid and subsisting. All necessary registration, maintenance and renewal fees currently due in connection with Company Registered Intellectual Property have been made and all necessary documents, recordations and certifications in connection with the Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purpose of maintaining such Company Registered Intellectual Property.
          (c) To the extent that the Company Intellectual Property has been developed or created by a third party or any employee for any Acquired Company, the Acquired Company has a written agreement with such third party or employee with respect thereto and the applicable Acquired Company thereby either (i) has obtained ownership of and is the exclusive owner of or (ii) has obtained a license, each of which is set forth in Schedule 3.22(a), sufficient for the operations of any Acquired Company as currently conducted and as proposed to be conducted, to all of such third party’s Intellectual Property in such work, material or invention by operation of law or by valid assignment, to the fullest extent it is legally possible to do so.
          (d) The operations of each Acquired Company as currently conducted and as proposed to be conducted, including each Acquired Company’s design, development, marketing and sale of the products or services of such Acquired Company (including with respect to products currently under development), have not, and do not infringe or misappropriate in any manner the Intellectual Property of any third party, constitute a breach of any obligation of confidentiality binding on an Acquired Company or constitute unfair competition or trade practices under the Laws of any jurisdiction.
          (e) To the Knowledge of Sellers, no Person has infringed or misappropriated, or is infringing or misappropriating, any Company Intellectual Property.
          (f) Each Acquired Company has taken reasonable steps to protect the rights of each Acquired Company in the confidential information and any trade secret or confidential information of third parties used by each Acquired Company, and, without limiting the generality of the foregoing, each Acquired Company has enforced a policy requiring each employee and contractor engaged to develop, or who may have access to, proprietary or confidential information to execute a proprietary information/confidentiality agreement in substantially the form attached hereto as Schedule 3.22(f) and, except under confidentiality obligations, there has not been any disclosure by any Acquired Company of any Confidential Information or any such trade secret or confidential information of third parties.
          (g) Schedule 3.22(g) identifies each license, sublicense, agreement (including any covenant not to sue), franchise or other permission that any Acquired Company has granted to any third party with respect to any Company Intellectual Property (together with any exceptions) (collectively, the “IP Licenses”). The Sellers have provided to Purchaser correct and complete copies of all such IP Licenses (as amended to date) and have made available to Purchaser correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such IP License in the Data Room. Schedule 3.22(g) identifies each license, sublicense, agreement or permission that any third party has granted to any Acquired Company with respect to any Company Intellectual Property other than “off the shelf” licenses with annual or one-time license fee of less than $5,000 (collectively, “Third Party Licenses”). The Sellers have provided to Purchaser correct and complete copies of all such Third Party Licenses (as amended to date). Subject to the receipt of any relevant consents as set forth on Schedule 3.22(g):
               (i) all IP Licenses and Third Party Licenses are in full force and effect and are legal, valid, binding and enforceable in accordance with their respective terms with respect to the applicable Acquired Company, and to the Knowledge of Sellers, each other party to such IP License or Third Party License;
               (ii) no IP License or Third Party License will be terminable as a result of the consummation of the transactions contemplated by this Agreement;
               (iii) there is no existing default or breach of any Acquired Company under any IP License or Third Party License (or event or condition that, with notice or lapse of time or both could constitute a default or breach), and, to the Knowledge of Sellers, there is no such default (or event or condition that, with notice or lapse of time or both, could constitute a default or breach) with respect to any third party to any IP License or Third Party License;
               (iv) no Acquired Company is participating in any discussions or negotiations regarding modification of or amendment to any IP License or Third Party License or entry in any new material contract applicable to any Company Intellectual Property;
               (v) no Acquired Company has, and to the Knowledge of the Sellers, no other party to any IP License or Third Party License has, repudiated any provision thereof;
               (vi) with respect to each sublicense included in the IP Licenses and the Third Party Licenses, to the Knowledge of Sellers, the representations and warranties set forth in Sections 3.22(g) through 3.22(g)(v) above are true and correct with respect to the underlying license supporting such sublicense;
               (vii) no item of Company Intellectual Property underlying a IP License or to the Knowledge of Sellers Third Party License is subject to any outstanding injunction, judgment, order, decree or ruling to which any Acquired Company is a party nor, to the Knowledge of Sellers, to which any other Person claiming an interest therein is a party;

               (viii) to the Knowledge of Sellers, with respect to any Intellectual Property licensed to Sellers pursuant to Third Party Licenses, such third party has good and exclusive legal and beneficial title to, or has valid licenses to, each item of Intellectual Property licensed under the Third Party Licenses and the right, power and authority to execute and deliver such Third Party Licenses; and
               (ix) no Acquired Company has granted any sublicense or similar right with respect to any IP License or Third Party License.
          (h) In the last twelve (12) months, there have been no material failures or breakdowns, outages, continued substandard performance or other material adverse events affecting any of the computer systems, including the software, firmware, hardware, networks, interfaces, platforms and related systems owned or used by the Acquired Companies (collectively, the “Company Systems”).
          (i) Except as set forth on Schedule 3.22(i) attached hereto, (i) the Acquired Companies operate their business independently from Sellers and their other Affiliates, and do not use and are not dependent on any facilities, resources, properties or assets of Sellers or their Affiliates (other than the Acquired Companies) or on any customers, contractors, licensors, vendors, suppliers or agents of Sellers or their Affiliates (other than the Acquired Companies) and (ii) all Company Systems (other than software) are owned by or under the control of the Acquired Companies.
     3.23 Material Customers and Suppliers. Schedule 3.23 lists (i) the ten (10) largest customers of the Acquired Companies (the “Major Customers”) and (ii) the ten (10) largest suppliers to the Acquired Companies (the “Major Suppliers”), each as determined for the twelve month period ended February 28, 2009 (listing, for each such Major Customer and Major Supplier, the total annual sales thereto or therefrom (as applicable) during such time period). None of the Acquired Companies is a party to any outstanding dispute with any of the Major Customers or Major Suppliers, and no Major Customer or Major Supplier has (x) stopped or materially decreased, or (y) provided written notice of its intention to stop or materially decrease the rate of or adversely change the terms (whether related to payment, price or otherwise) with respect to, purchasing products of, or selling products to, the Acquired Companies.
     3.24 Loans and Guarantees.
          (a) None of the Acquired Companies has any outstanding loans or has loaned any money that has not been repaid and there are no debts owing to any of the Acquired Companies other than the Accounts or as set forth in the Financial Statements.
          (b) Except as set forth on Schedule 3.24(b), none of the Acquired Companies has given or entered into any guarantee, mortgage, pledge, lien, assignment or other security agreement or arrangement or is responsible for the indebtedness, or for the default in the performance of any obligation, of any other Person including without limitation Parent.
          (c) Except as listed on Schedule 3.24(c), there are no bonds, guarantees or other forms of credit support or similar arrangements provided by Parent or any of its respective Affiliates for the benefit of any of the Acquired Companies or any subsidiary.

     3.25 Insurance. Schedule 3.25 is a true and complete list of each insurance policy (including policies providing property, casualty, liability and workers’ compensation coverage) that is in force as of the date hereof and as to which any of the Acquired Companies is a party, a named insured or otherwise the beneficiary of coverage. True, correct and complete copies of each such policy have been made available to Purchaser in the Data Room. Except as disclosed on Schedule 3.25, with respect to each such insurance policy: (i) the policy (a) is legal, valid, binding, enforceable and in full force and effect in the name of the appropriate Acquired Company and (b) has been maintained in full force and effect without any lapse; (ii) no party to any policy is in breach or default thereunder (including with respect to the payment of premiums or the giving of notices), and, to the Knowledge of Sellers, no event has occurred that, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification or acceleration under any policy; (iii) no party to any policy has repudiated any provision thereof or indicated in writing an intent not to renew such policy, (iv) no claims are pending as to which coverage has been questioned, denied or disputed by the underwriter(s) thereof and (v) all premiums due have been paid.
     3.26 Affiliated Transactions. Schedule 3.26 sets forth all written or oral contracts, agreements, or understandings by and between any Acquired Company, on the one hand, and Parent or any Affiliate of Parent, on the other hand.
     3.27 Fees and Expenses of Brokers and Others. None of the Acquired Companies is committed to pay any liability for any brokers’ or finders’ fees or any similar fees in connection with the transactions contemplated hereby, and none of the Acquired Companies has retained any broker or other intermediary to act on its behalf in connection with the transactions contemplated by or related to this Agreement.
     3.28 Certain Business Practices. None of the Acquired Companies, nor any of their respective directors, officers, employees, partners, agents or representatives or any Person acting for or on behalf of any Acquired Company, has directly or indirectly (i) made any unlawful contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other unlawful payment to any Person, private or public, regardless of what form, whether in money, property, or services (A) to obtain favorable treatment for an Acquired Company or its business or secure contracts, (B) to pay for favorable treatment for an Acquired Company or its business or contracts secured, (C) to obtain special concessions for an Acquired Company or its business or for special concessions already obtained, or (ii) established or maintained any fund or asset that has not been recorded properly in the Books and Records, or (iii) otherwise violated any provisions of the Foreign Corrupt Practices Act of 1977.
     3.29 Regulatory Compliance.
          (a) Except as set forth on Schedule 3.29(a), the Acquired Companies are, and have been at all times during the five (5) year period prior to the date hereof, in compliance with all applicable statutes, rules, regulations, standards, guidelines, policies, permits, authorizations, orders and generally recognized ethical rules (“Safety Laws”) administered or issued by any governmental agency, including, but not limited to, the United States Food & Drug Administration (the “FDA”), the United States Center for Medicare & Medicaid Services (“CMS”), social welfare institutions, health institutions, the European Medicines Agency (“EMEA”), data protection authorities “DPAs”, the United Kingdom Health and Safety

Executive (“HSE”)), any other Governmental Entity, and any medical association, health association, or trade association.
          (b) The Acquired Companies have had no written communications with, or notice from, the FDA, CMS, EMEA, DPAs, HSE or any other Governmental Entity, medical or trade association regarding regulatory or ethical non-compliance of any Acquired Company, and are not subject to (i) any written notice or communication alleging non-compliance with any Safety Laws or health laws, or (ii) any inspection, warning letter, notice of violation letter, or response or commitment made to or with the any Governmental Entity, medical or trade association, and, to the Knowledge of Sellers, no such proceedings have been initiated.
          (c) Sellers have delivered or made available to Purchaser in the Data Room true, correct and complete copies of all warning letters, material written communications and written summaries and minutes of all material meetings and discussions between Sellers, on the one hand, and the FDA, CMS, EMEA, HSE any other Governmental Entity or any medical or trade association on the other hand, relating to the Acquired Companies or the Business.
          (d) The Acquired Companies are, and have been at all times during the five (5) year period prior to the date hereof, in compliance with applicable requirements for laboratory licensure, permitting, authorization, accreditation, and certification requirements under applicable US federal, state, EU, national or foreign Laws and ethical rules including without limitation compliance necessary to maintain ISO 9001:2000 certifications, applicable provisions of the Clinical Laboratory Improvement Amendments, and the regulations of the applicable accreditation organizations.
     3.30 Solvency.
          (a) On the date hereof and on the Closing Date, (a) the amount of the Fair Value of the assets of Parent will, as of such date, exceed the amount of all liabilities of the Acquired Companies, contingent or otherwise, as of such date, (b) Parent’s Liabilities will not be beyond their ability to pay as such debts mature, and (c) Parent will not have, as of such dates, an unreasonably small amount of capital with which to conduct their businesses or an unreasonably small amount of assets in relation to its future business. For purposes of this Section 3.30, “Fair Value” means the amount for which the assets of Parent might be expected to be sold to a willing buyer by a willing seller, neither being under compulsion, each having reasonable knowledge of all relevant facts, with equity to both, with no definite time period required to consummate the sale, and with buyer and seller contemplating the retention of the facilities at their present location for continuation of current operations; “Liabilities” means “liability on a claim”, and “claim” means (i) any right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured and (ii) any right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, secured or unsecured.
          (b) CGE is not subject to insolvency proceedings of any nature (procédure de sauvegarde, redressement, liquidation judiciaire in France or equivalent in any other jurisdiction) and is not in a state of cessation of payments (cessation de paiements in France or equivalent in any other jurisdiction).
     3.31 Backlog. Schedule 3.31 sets forth a complete and accurate list of all pending customer orders, by customer and by Acquired Company, as of a date no more than ten (10) days prior to the date hereof (the “Backlog”). All customer orders of the Acquired Companies were entered into in the ordinary course of business consistent with past practice. No such customer orders are at prices which, based on the past experience and current and anticipated costs, are or could reasonably be expected to result in a material loss to any Acquired Company. No customer orders of any Acquired Company are at prices which will, or could reasonably be expected to, result in the direct costs associated with such customer orders (including sales commissions, and direct labor and materials costs) exceeding the expected revenues. Based upon the terms of the agreements of the Acquired Companies comprising the Backlog and the deferred revenues of the Acquired Companies as of February 28, 2009, such contracts or agreements representing not more than 15% of the revenues associated with the Backlog or the deferred revenue of the Acquired Companies as of February 28, 2009 require or required the Acquired Companies to obtain consent from a customer in connection with this Agreement or the November Restructuring.
     3.32 Full Disclosure. Neither this Agreement nor any other agreements, documents, certificates and instruments to be delivered by Sellers or the Acquired Companies pursuant to Section 2.2 or Section 2.4, (i) contains or will contain as of the Closing Date any untrue statement of a material fact or (ii) to Knowledge of Sellers, omit any material fact necessary to make any of the representations, warranties or other statements or information of Sellers contained herein or therein (in light of the circumstances under which they were made) not misleading.
     Section 4. Representations and Warranties of Purchaser
     Purchaser represents and warrants to Sellers as follows:
     4.1 Organization. Purchaser is validly existing and in good standing as a corporation under the laws of the State of Delaware. Purchaser has full corporate power and authority to carry on its business as it is currently being conducted and to own, operate and hold under lease its assets and properties as, and in the places where, such assets and properties are currently owned, operated or held.
     4.2 Authority; Enforceability. The execution, delivery and performance of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement is, and the other documents and instruments required hereby to which Purchaser is a party will be, when executed and delivered by Purchaser (assuming the due authorization, execution, and delivery of such agreements by Sellers), will constitute a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with their terms, except as enforcement thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium and similar laws, both state and federal, affecting the enforcement of creditors’ rights or remedies in general as from time to time in effect or (ii) principles of equity, whether considered at law or in equity.

     4.3 No Violation of Conflict; No Consents. The execution, delivery and performance of this Agreement, and the other agreements, documents and instruments required hereby to which a Purchaser is a party, do not and will not (a) conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under (i) the charter, bylaws or other organizational documents of Purchaser, (ii) any Law, rule, regulation, judgment, order or decree binding on any of Purchaser or (iii) any Contract or other agreement to which Purchaser is a party or by which Purchaser is bound, or (b) give any party to any Contract or other contract or agreement to which Purchaser is a party or by which Purchaser is bound any right of termination, cancellation, acceleration or modification thereunder.
     4.4 Brokers. Purchaser has not retained any broker or finder in connection with any of the transactions contemplated by this Agreement, and Purchaser has not incurred or agreed to pay, or taken any other action that would entitle any Person to receive, any brokerage fee, finder’s fee or other similar fee or commission with respect to any of the transactions contemplated by this Agreement.
     4.5 Acquisition of Purchased Securities. Purchaser is acquiring the Purchased Securities for its own account and for investment, and not with a view to, or for sale in connection with, any distribution of any of such Purchased Securities.
     Section 5. Covenants and Restrictive Covenants
     5.1 Affirmative Covenants. From the date hereof through the Closing Date, except as otherwise expressly permitted by this Agreement or consented to by Purchaser in writing, Sellers shall, and shall cause each of the Acquired Companies to:
               (i) conduct the business of the Acquired Companies in the ordinary course and in accordance with past practices;
               (ii) keep full, complete and accurate Books and Records;
               (iii) maintain its existence and good standing in its jurisdiction of organization and in each jurisdiction in which the ownership or leasing of its property or the conduct of its business requires such qualification;
               (iv) duly and timely file or cause to be filed Tax Returns and all other material reports and returns required to be filed with any Governmental Entity and promptly pay or cause to be paid when due all Taxes and other material assessments and governmental charges, including interest and penalties levied or assessed, unless diligently contested in good faith by appropriate proceedings;
               (v) take such commercially reasonable action as may be necessary to (i) preserve intact the current business organizations of each of the Acquired Companies, (ii) preserve the Assets in good condition and repair, casualty and normal wear and tear excepted, (iii) keep available the services of the current officers, employees and agents of each of the Acquired Companies, (iv) maintain the relations and goodwill with suppliers, customers, landlords, creditors, regulators, employees and agents of, and others having business relationships with any of the Acquired Companies and (v) maintain the insurance provided by the insurance policies listed on Schedule 3.25.
               (vi) continue its cash management practices in the ordinary course of business consistent with past practice; provided that nothing herein shall prevent or prohibit Parent from causing the Acquired Companies to distribute cash prior to the Closing Date;
               (vii) comply in all material respects with all Laws (including Safety Laws) applicable to any of the Acquired Companies in the conduct of the business thereof; and
               (viii) take no action which materially adversely affects the ability of any party to (i) obtain the Required Consents, or (ii) perform its covenants and agreements under this Agreement.
     5.2 Negative Covenants. From the date hereof through the Closing Date, except as otherwise expressly permitted by this Agreement or consented to by Purchaser in writing, Sellers shall not, and shall cause each of the Acquired Companies not to:
               (i) take any affirmative action, or fail to take any reasonable action within their control:
                    (1) that would result, or would reasonably be expected to result, in the occurrence of any of the changes or events listed in Section 3.10;
                    (2) that would result in a material change in the Acquired Companies’ cash management practices; or
                    (3) that would result in a change in the policies or practices of an Acquired Company with respect to the payment of accounts payable or accrued expenses or the collection of the Accounts or other receivables, including any acceleration or deferral of the payment or collection thereof, as applicable.
               (ii) authorize for issuance or issue any additional shares of its capital stock or securities convertible into or exchangeable for shares of its capital stock, or issue or grant any right, option or other commitment for the issuance of shares of its capital stock or of such securities, or split, combine or reclassify any shares of its capital stock;
               (iii) amend or modify the charter or bylaws of any Acquired Company;
               (iv) create any subsidiary to acquire any capital stock or other equity securities of any corporation or acquire any equity or ownership interest in any business or entity;
               (v) dispose of or permit to lapse any right to the use of any material patent, trademark, trade name, service mark, license or copyright of any Acquired Company (including any of the Company Intellectual Property), or dispose of or disclose to any Person (other than customers, licensors and suppliers in the ordinary course of business that are contractually bound to maintain the confidentiality thereof), any trade secret, formula, process, technology or know-how of any Acquired Company not heretofore a matter of public knowledge; or
               (vi) (1) create, incur or assume any indebtedness secured by any asset of any Acquired Company, except for purchase money security interests incurred in the ordinary course of business, (2) grant, create or incur any Lien, or suffer to exist any Lien (other than Permitted Liens) on any asset of any Acquired Company that did not exist on the date hereof, (3) incur any liability or obligation (absolute, accrued or contingent), except in the ordinary course of business consistent with past practice, (4) write-off any guaranteed check, note or account receivable, except in the ordinary course of business consistent with past practice, (5) write-down the value of any material asset or investment on the books or records of any Acquired Company, except for depreciation and amortization in the ordinary course of business and consistent with past practice, (6) cancel any material debt or waive any material claim or right, (7) make any commitment for any capital expenditure to be made on or following the date hereof in excess of $15,000 in the aggregate of all capital expenditures;
               (vii) increase in any manner the base compensation of, or enter into any new bonus, incentive or other compensation agreement or arrangement with, any of its employees, officers, directors, third party contractors or consultants, except for any such annual increases that are granted to employees making less than $25,000 per year after normal periodic performance reviews in the ordinary course of business;
               (viii) other than vesting eligibility requirements that change or come into effect with the passage of time pursuant to the terms of existing Benefit Plans, pay or agree to pay any additional pension, retirement allowance or other employee benefit under any Company Benefit Plan to any of its employees or consultants, whether past or present, except as may be required by the terms of any applicable plan or agreement in effect prior to the Effective Date or except as required by applicable Law;
               (ix) adopt, amend or terminate any Company Benefit Plan applicable to and relating to any Acquired Company resulting in additional payments or benefits provided by any Acquired Company or materially increase the benefits provided under any Company Benefit Plan applicable to and having a material effect on any Acquired Company, or promise or commit to undertake any of the foregoing in the future;
               (x) amend or terminate any existing employment agreement or enter into any new employment agreement, except as required by the terms of any such agreement in effect prior to the date hereof or as otherwise contemplated herein;
               (xi) with respect to Taxes, make or change any election, change an annual accounting period, adopt or change any material accounting method, file any amended Tax Return, enter into any closing agreement, settle Tax claims or assessments in an amount greater than $10,000 in the aggregate, surrender rights to claim a refund of Taxes in an amount greater than $10,000 in the aggregate, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment;

               (xii) perform in all material respects all of its obligations under, and not default or suffer to exist any event or condition that with notice or lapse of time or both could constitute a default under, any Material Contract;
               (xiii) pay, discharge or satisfy any claim, liability or obligation (absolute, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice of claims, liabilities and obligations reflected or reserved against in the Financial Statements or incurred in the ordinary course of business consistent with past practice;
          (b) From the date hereof through the Closing Date, Sellers shall not, and shall cause each of the Acquired Companies not to, directly or indirectly, solicit, encourage, or induce, or attempt to solicit, encourage, or induce (i) any employee of any of the Acquired Companies to leave the employ of such Acquired Company or (ii) any independent contractor of any of the Acquired Companies to cease performing services for the benefit of such Acquired Company.
          (c) From the date hereof through the Closing Date, except as consented to by Purchaser in writing, Sellers shall not, and shall cause each of the Acquired Companies to not, erect new Improvements, or make any modifications thereto, on the Leased Real Property.
          (d) From the date hereof through the Closing Date, Sellers shall not, and shall cause each of the Acquired Companies not to, modify, amend, or terminate, or waive, release, compromise or assign any rights or claims under, any Material Contract listed on Schedule 3.13(a).
     5.3 Access. From the date hereof through the earlier to occur of the Closing Date or the termination of this Agreement, at Purchaser’s sole expense, Sellers shall, and shall cause each of the Acquired Companies to, provide Purchaser and Purchaser’s authorized agents, Affiliates, officers and representatives (including financing sources and their respective representatives) (a) reasonable access to the Books and Records, customers, properties, directors, managers and officers of each of the Acquired Companies, all customer and subscriber lists (past and present) and the operations of businesses of the Acquired Companies; provided, however, that such examinations and investigations shall be conducted during the applicable Acquired Company’s normal business hours and in the presence of a designated representative of Sellers and shall not unreasonably interfere with the operations and activities of the Acquired Companies; (b) copies of all Contracts, Books and Records, documents relating to the terms of employment or any other matter relating to any officer, director, manager or employee of any of the Acquired Companies and other existing documents and data as Purchaser may reasonably request; and (c) such additional financial, operating and other data and information as Purchaser may reasonably request.
     This Section 5.3 shall not affect or otherwise diminish or obviate in any respect, or affect Purchaser’s right to rely upon, any of the representations, warranties or covenants contained in this Agreement or the indemnification rights of the Indemnified Parties contained in this Agreement.
     5.4 Cooperation; Other Approvals.

          (a) Subject to the terms and conditions herein provided, each of the parties hereto agrees to use commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper and advisable under applicable Law, to consummate the transactions contemplated by this Agreement as promptly as practicable.
          (b) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper, or advisable to consummate and make effective, the transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities. Purchasers and Sellers each shall, upon request by the other, furnish the other party with such necessary information and reasonable assistance as such other party and its Affiliates may reasonably request in connection with their preparation of necessary filings, registrations, or submissions of information to any Governmental Entity in connection with this Agreement and the transactions contemplated hereby.
     5.5 Update of Schedules; Knowledge of Breach. From time to time up to the Closing, Parent shall promptly supplement or amend any Disclosure Schedule that it has delivered in response to Section 3 with respect to (a) any matter first existing or occurring following the date hereof that (i) if existing or occurring at or prior to the date hereof would have been required to be set forth or described in the schedule or (ii) is necessary to correct any information in the Disclosure Schedules that has been rendered inaccurate thereby or (b) any matter that first is existing or occurring prior to the date of this Agreement that was not previously set forth in the Disclosure Schedules. No supplement or amendment to any Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Section 6(i). No supplement or amendment to any schedule delivered pursuant to clause (b) of the preceding sentence shall (A) limit Seller’s indemnification obligations regardless of whether or not the transactions contemplated herein are consummated or (B) in any way limit the ability of Purchaser or European Purchasers from making a claim for breach of this Agreement.
     5.6 Non-Competition; Non-Solicitation.
          (a) Except as provided in Section 5.6(g) below, in furtherance of the consideration being paid by Purchaser and European Purchasers to Sellers hereunder, Sellers agree that, during the period beginning on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date (such period, the “Restricted Period”), neither Sellers nor any of their Affiliates shall directly or indirectly own any interest in, manage, control, participate in (whether as an officer, director, employee, partner, agent, representative, or otherwise), consult, render services, organize, plan to organize, or in any manner engage, or make any preparation to engage, anywhere in the world in any activity or enterprise competing with the Business; provided that, subject to the restrictions in Section 5.7, which are not modified hereby, Sellers shall not be liable if Third Security, LLC and Mr. Randal J. Kirk shall take any action prohibited by this Section 5.6(a) unless any Seller or any of their respective Affiliates (other than Third Securities LLC or Mr. Kirk) participate in such action.

          (b) Sellers acknowledge and agree that the geographical restrictions and the length of the non-compete and non-solicitation periods are reasonable and narrowly drawn to impose no greater restraint than is necessary to protect the goodwill of the Business and to protect Purchaser’s legitimate interest in the enjoyment of the Business. Each of Purchaser, European Purchaser and Sellers intend that the covenants of this Section 5.6(a) and Section 5.6(c) shall be deemed to be a series of separate covenants, one for each county or province of each and every state, territory or jurisdiction of each country within the world, and one for each month of the time periods covered by such covenants.
          (c) Except as permitted by Section 5.6(g) below, Sellers agree that neither Sellers nor any of their Affiliates shall, whether directly or indirectly, during the Restricted Period do any of the following: (i) solicit the employment of or hire any current employee (or any employee who was employed by Sellers (for the performance of services solely for the Acquired Companies) or any of the Acquired Companies for any type of employment within the eighteen (18) month period prior to the Closing) of any of the Acquired Companies without the prior written consent of Purchaser, provided, however, that nothing herein shall prohibit Sellers or any of their Affiliates from making general solicitation advertisements that are not targeted at such employees; (ii) call on, solicit, or service any supplier, prospective supplier, licensee, licensor, or other business relation of any of the Acquired Companies with respect to products or services related to the Business in order to influence or induce or attempt to influence or induce such Person to decrease or cease doing business with any Acquired Company, or in any way otherwise interfere with the business relations of the Acquired Companies; (iii) make any statement or do any act intended to cause existing or potential customers of any of the Acquired Companies to make use of the services or purchase the services or products of any competitive business; or (iv) induce or attempt to induce any employee of any of the Acquired Companies to leave his or her employ or in any way interfere with the relationship between any Acquired Company and its employees.
          (d) If Sellers or any of their Affiliates breach or threaten to commit a breach of any of the restrictive covenants set forth in this Section 5.6, then Purchaser and European Purchasers shall have the following rights and remedies against Sellers which are in addition to, and not in lieu of, any other rights and remedies otherwise available to Purchaser at Law or in equity for Seller’s and/or its Affiliates’ actions:
               (i) the right and remedy to have the restrictive covenants in this Section 5.6 specifically enforced against Sellers and/or their Affiliates, including temporary restraining orders and injunctions by any court of competent jurisdiction, it being agreed by Sellers that any breach or threatened breach by Sellers or any of its Affiliates of this Section 5.6 would cause irreparable injury to Purchaser and that money damages would not provide an adequate remedy to Purchaser;
               (ii) the right and remedy to require Sellers to account for and pay over to Purchaser any monies and benefits derived or received directly or indirectly, from any transaction constituting a breach of this Section 5.6; and
               (iii) the right and remedy to collect from Sellers any costs and fees of Sellers and/or its Affiliates incurred in enforcing this Section 5.6, including reasonable attorneys’ fees.

          (e) If, during the enforcement of any or all of the covenants and provisions set forth in this Section 5.6, any court of competent jurisdiction enters a final judgment that declares that the duration, scope, or area restrictions stated herein are unreasonable under circumstances then existing, are invalid, or are otherwise unenforceable, then the parties hereto agree that the maximum enforceable duration, scope, or area reasonable under such circumstances shall be substituted for the stated duration, scope, or area, and that the court making the determination of invalidity or unenforceability shall have the power to revise the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes the closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified to cover the maximum duration, scope, or area permitted by Law.
          (f) Sellers agree that in the event a court of competent jurisdiction declares that there has been a breach by Sellers of this Section 5.6, the term of any such covenant so breached shall be automatically extended for the period of time of the violation from the date on which such breach ceases or from the date of the entry by a court of competent jurisdiction of a final non-appealable order enforcing such covenant, whichever is later.
          (g) Notwithstanding the terms of this Section 5.6 neither Sellers nor any of their Affiliates shall be prohibited from being a beneficial owner of not more than five percent (5%) of the outstanding stock of any class of Person which is publicly traded and which enterprise is competitive with the Business, so long as Sellers or any of their Affiliates have no active participation in the business of such Person;
          (h) Sellers shall be responsible for any breach of this Section 5.6 by any of their Affiliates.
          (i) Each of the parties considers the provisions of this Section 5.6 to be fair and reasonable in order to protect their respective legitimate business interests.
     5.7 Confidentiality. After the Closing Date, Sellers will (and will cause each of its Affiliates and representatives to) treat and hold as such all confidential information concerning the Acquired Companies, refrain from disclosing or using any of such confidential information except in connection with this Agreement, and deliver promptly to Purchaser or destroy, at the request and option of Purchaser, all tangible embodiments (and all copies) of such confidential information that are in their possession. In the event that Sellers (or any Affiliate or representative thereof) is requested or required (by oral question or request for information or documents by any Governmental Entity, regulatory agency or securities exchange or in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any such confidential information, Sellers will notify Purchaser promptly of the request or requirement so that Purchaser may seek an appropriate protective order or waive compliance with the provisions of this Section 5.7. If, in the absence of a protective order or the receipt of a waiver hereunder, Sellers (or any Affiliate or representative thereof) is, on the written advice of outside counsel, compelled to disclose any such confidential information to any Governmental Entity, tribunal, regulatory agency or securities exchange, such party may disclose such confidential information to such Governmental Entity, tribunal, regulatory agency or securities exchange; provided, however, that such party shall use its reasonable best efforts to obtain, at the reasonable request of Purchaser, an order or other assurance that confidential treatment will be accorded to such portion of the confidential information required to be disclosed as Purchaser shall designate
     5.8 No Use of Corporate Name. Sellers agree that following the date which is sixty (60) days after the Closing Date, it will not, nor will it permit any of its Affiliates to, make any use of the wordmark “Cogenics,” or any variation thereof in any manner including but not limited to use in corporate names, brand names, domain names, and marketing materials, except to the extent otherwise permitted in Section 11.4 for purposes of satisfying Parent’s reporting and disclosure obligations under applicable securities laws.
     5.9 Insurance. From and after the Closing Date, none of Purchaser or its Affiliates (including the Acquired Companies) will have any rights with respect to any Seller Policies, except as follows:
          (a) the Acquired Companies will have the right to assert claims (and Seller will provide the Acquired Companies with reasonable assistance in asserting claims) under Seller Occurrence Basis Policies for any loss, liability or damage of the Acquired Companies arising out of insured incidents occurring from the date coverage thereunder first commenced until the Closing Date to the extent that the terms and conditions of any such Seller Occurrence Basis Policies and agreements relating thereto so allow; and
          (b) the Acquired Companies will have the right to continue to prosecute claims (and Seller will provide the Acquired Companies with reasonable assistance in connection therewith) for any loss, liability or damage of the Acquired Companies properly asserted with the insurance carrier prior to the Closing Date under Seller Claims Made Policies arising out of insured incidents occurring from the date coverage thereunder first commenced until the Closing Date to the extent that the terms and conditions of any such Seller Claims Made Policies and agreements relating thereto so allow. Notwithstanding the foregoing, Seller agrees, (A) for a period of three (3) years from the date of the Closing Date, to maintain coverage under its directors’ and officers’ liability policies, employment practices liability policy and fiduciary liability policies and (B) for a period of five (5) years from the date of the Closing Date, to maintain coverage under its products liability and errors and omissions policies, in favor of the Acquired Companies. Seller agrees, for the time periods referenced in the immediately preceding sentence, to (i) include Purchaser as an Additional Insured by endorsement under Sellers’ products liability policies and (ii) notify Purchaser in writing within ten (10) days upon written notice to the Purchasers within ten (10) days of the Parent’s Chief Financial Officer or Risk Manager first becoming aware that at least fifty percent (50%) of the limit of insurance under the Parent’s products liability policy has been exhausted by one or more claims under any of the policies referenced in the immediately preceding sentence. Seller agrees to provide to Purchaser on or before the Closing Date (and within ten (10) days following any renewal), and thereafter upon request of Purchaser, certificates of insurance and copies of applicable endorsements reflecting the foregoing. Within ten (10) days of the date hereof, Parent shall provide to Purchasers the five (5) year comprehensive loss experience, by line of cover, showing the total incurred, paid to date and outstanding loss amounts together with a claim description for all claims made by the Acquired Companies over $50,000 for the past five (5) years.

     Section 6. Conditions to Obligation of Purchaser to Close
     The obligation of Purchaser to purchase the Purchased Securities and otherwise consummate the transactions that are to be consummated at the Closing is subject to the satisfaction, as of the Closing Date, of the following conditions (any of which may be waived by Purchaser in whole or in part):
               (i) Accuracy of Representations and Warranties. Each of the representations and warranties of Sellers contained in this Agreement (or in any of the other documents or instruments to be delivered in connection herewith), to the extent qualified by Material Adverse Effect or other materiality qualification contained in any such representation or warranty, shall (except for representations and warranties made as of a specific date, which shall have been complete and accurate as of such date) have been complete and accurate as of the date of this Agreement and shall be complete and accurate as of the Closing as if made as of the Closing, and, to the extent not qualified by any Material Adverse Effect or other materiality (or equivalent) qualification contained in any such representation or warranty, shall (except for representations and warranties made as of a specific date, which shall have been complete and accurate in all material respects as of such date) have been complete and accurate in all material respects as of the date of this Agreement and shall be complete and accurate in all material respects as of the Closing as if made as of the Closing; provided that the representations and warranties set forth in Sections 3.1, 3.2, 3.5 and 3.7 shall be complete and accurate in all respects.
               (ii) Performance. Sellers (A) shall have delivered all documents and other items required of Sellers pursuant to Section 2.2 or Section 2.4 and (B) shall have performed, in all material respects, all covenants and obligations required by this Agreement to be performed by Sellers on or before the Closing Date.
               (iii) Antitrust Clearances. Any waiting period (and any extensions thereof) and any approvals or clearances applicable to the consummation of the transactions contemplated by this Agreement under the Antitrust Clearances shall have expired or have been terminated or obtained, as applicable.
               (iv) No Litigation; Change in Law. No investigation, suit, action or other proceeding shall be threatened in writing or pending (i) by a Governmental Entity that seeks restraint, prohibition, damages, monetary relief or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, (ii) before any Governmental Entity by a non-Governmental Entity that seeks restraint or prohibition in connection with this Agreement, and there shall be no effective injunction, writ or restraint in place concerning any of the foregoing, or (iii) before any Governmental Entity in which a Governmental Authority is a party that would or is reasonably likely to result in a Governmental Investigation or material Governmental Damages being imposed on Purchaser, European Purchasers or the Acquired Companies or any of their respective Affiliates. There shall not have been any change in any Law that would reasonably be expected to prevent the consummation of the transactions contemplated by this Agreement.
               (v) Material Adverse Effect. Between the date of this Agreement and the Closing Date, no fact, circumstance, development or event shall have occurred that,

individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.
     Section 7. Conditions to Obligation of Sellers to Close
     The obligation of Sellers to cause the Purchased Securities to be sold to Purchaser and otherwise consummate the transactions that are to be consummated at the Closing is subject to the satisfaction, as of the Closing Date, of the following conditions (any of which may be waived by Sellers in whole or in part);
          (a) Accuracy of Representations and Warranties. Each of the representations and warranties of Purchaser contained in this Agreement (or in any of the other documents or instruments to be delivered in connection herewith), to the extent qualified by Material Adverse Effect or other materiality qualification contained in any such representation or warranty, shall (except for representations and warranties made as of a specific date, which shall have been complete and accurate as of such date) have been complete and accurate as of the date of this Agreement and shall be complete and accurate as of the Closing as if made as of the Closing, and, to the extent not qualified by any Material Adverse Effect or other materiality (or equivalent) qualification contained in any such representation or warranty, shall (except for representations and warranties made as of a specific date, which shall have been complete and accurate in all material respects as of such date) have been complete and accurate in all material respects as of the date of this Agreement and shall be complete and accurate in all material respects as of the Closing as if made as of the Closing.
          (b) Performance. Purchaser (i) shall have delivered all documents and other items required of Purchaser pursuant to Section 2.3 or Section 2.4 and (ii) shall have performed, in all material respects, all obligations required by this Agreement to be performed by Purchaser on or before the Closing Date.
          (c) Antitrust Clearances. Any waiting period (and any extensions thereof) and any approvals or clearances applicable to the consummation of the transactions contemplated by this Agreement under the Antitrust Clearances shall have expired or have been terminated or obtained, as applicable.
          (d) No Litigation; Change in Law. No investigation, suit, action or other proceeding shall be threatened in writing or pending (i) by a Governmental Entity that seeks restraint, prohibition, material damages, material monetary relief or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby or (ii) before any Governmental Entity by a non-Governmental Entity that seeks restraint or prohibition in connection with this Agreement, and there shall be no effective injunction, writ or restraint in place concerning any of the foregoing. There shall not have been any change in any Law that would reasonably be expected to prevent the consummation of the transactions contemplated by this Agreement.

     Section 8.  Indemnification and Related Matters
     8.1 Indemnification of the Indemnified Parties by Parent.
          (a) Sellers hereby agree to indemnify and hold the Indemnified Parties (for purposes of this Section 8.1(a), Purchaser and its Affiliates (including, after the Closing Date, the Acquired Companies), and each of their respective officers, employees, directors, members, managers, equityholders, attorneys and agents are referred to collectively as the “Indemnified Parties”) harmless from and against, and agrees to defend the Indemnified Parties from and reimburse the Indemnified Parties for, any and all losses, liabilities, claims, damages, costs, expenses (including costs of investigation and defense and reasonable attorneys’ fees), taxes, penalties and obligations, in each case whether arising from a third party claim or a direct claim between the parties hereto (hereinafter referred to collectively as “Losses”), that the Indemnified Parties may at any time (subject to the time limitations set forth in this Section 8 with respect to breaches of representations and warranties pursuant to Section 8.1(a)(i)) suffer or incur, or become subject to, as a result of, arising from or in connection with: (i) any breach or inaccuracy of any of the representations and warranties made by Sellers in this Agreement; (ii) any failure of Sellers to carry out, perform, satisfy and discharge any of their respective covenants, agreements, undertakings, liabilities or obligations under this Agreement or under any of the agreements and instruments delivered by (x) Sellers pursuant to this Agreement or (y) any of the Acquired Companies pursuant to this Agreement (to be performed at or before the Closing); (iii) any Pre-Closing Taxes; (iv) any Losses incurred by Purchaser or European Purchasers as a result of any Seller experiencing a Bankruptcy Event, including but not limited to, Losses incurred as a result of a rejection of this Agreement by any court as a result of Bankruptcy or any third party claims alleging this Agreement constitutes a fraudulent conveyance under applicable Laws; (v) any amounts paid by any Acquired Company as a result of or with respect to the ANVAR Advance becoming repayable, (vi) any Debt that is not set forth on Schedule 1.1(b); and (vii) any of the items listed as Schedule 8.1(a)(vii); provided, however, the Indemnified Parties shall have the right to be indemnified, held harmless from, defended or reimbursed under Section 8.1(a)(i) in respect of breaches of the representations and warranties made by Sellers in this Agreement only if a claim is asserted on or before the respective dates set forth in the table below (the representations and warranties described in (1) and (2) (other than Section 3.19 and Section 3.20) of the table below are herein referred to as the “Fundamental Representations”):

For Representations and
Warranties Set Forth	All Claims May Only Be
in the Following Sections	Asserted By:

(1) Sections 3.1, 3.2, 3.3, 3.5, 3.6, and 3.7 and any claim for fraud, intentional misrepresentation or willful breach of this Agreement	Indefinitely

(2) Sections 3.15, 3.19, 3.20, 3.21 and 3.27	Sixty (60) days after the expiration of the applicable statute of limitations in all relevant jurisdictions

For Representations and
Warranties Set Forth	All Claims May Only Be
in the Following Sections	Asserted By:

(3) Sections 3.11 and 3.29	Five (5) years after the Closing Date

(4) Section 3.18	Two (2) years after the Closing Date

(5) All other representations and warranties set forth in Section 3	Eighteen (18) months after the Closing Date
For the avoidance of doubt, claims for indemnification pursuant to clauses (ii) through (vii) of Section 8.1(a) shall not be subject to any time limits.
          (b) The Indemnified Parties may assert a claim for indemnification against Sellers for any matter not involving a third party by giving notice to Sellers specifying in reasonable detail (to the extent applicable) the basis for such claim and the Indemnified Party’s reasonable estimate of the Losses resulting from such claim.
          (c) In the event a third-party claim is made against an Indemnified Party that is covered by the indemnity provisions of Section 8.1(a) of this Agreement, notice shall be given promptly by the Indemnified Party to Parent, but the failure to provide prompt notice will not relieve Parent of any liability it may have to such Indemnified Party, except to the extent that Parent reasonably demonstrates that the defense of such action is actually and materially prejudiced by such Indemnified Party’s failure to give such notice. Parent shall have fifteen (15) days after receipt of such notice to elect to undertake, contest, control and defend, through counsel reasonably satisfactory to Purchaser and at Parent’s cost and expense, the appropriate legal proceedings relating to such claim and the defense and settlement thereof (unless the Indemnified Party agrees in writing in its sole discretion to assume the cost of defense with respect to such claims) rights with respect to such claims, so long as (i) Parent provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that Parent will have the financial resources to defend the Indemnified Party and fulfill its indemnification obligations hereunder, (ii) the applicable third party claim involves only money damages, does not involve a class action, allegations of criminal activities, or violations of the Racketeering Influenced and Corrupt Organization Act, arises from a qui tam or similar whistle blower claim, does not seek an injunction or other equitable relief, and is not brought by a Governmental Entity, (iii) an adverse judgment with respect to, the applicable third party claim is not, in the faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests or the reputation of the Indemnified Party, Purchaser, or European Purchasers, and (iv) Parent conducts the defense of the applicable third party claim actively and diligently. The Indemnified Party may select separate counsel to participate in any defense, in which event the fees and charges of the Indemnified Party’s counsel shall be at its own cost and expense. Parent may not settle any indemnification claim brought hereunder without the consent of the Indemnified Party; provided that Parent may settle such claim if such settlement results in no admissions or finding of wrongdoing by the Indemnified Party (whether criminal, civil or otherwise), does not impose injunctive relief or other non-monetary restrictions or obligations and does not require the payment by the Indemnified Party of any amount. If Parent does not notify the Indemnified Party in writing within fifteen (15) days after receipt of the Indemnified Party’s written notice of a third party claim that it elects to undertake the defense thereof, the Indemnified Party shall have the right to undertake the defense or prosecution of the claim through counsel of its own choice, and the reasonable fees and expenses incurred in connection with such defense or prosecution shall be considered Losses hereunder with respect to the subject matter of such claim, indemnifiable to the extent provided in this Section 8.1. Purchaser may not settle any indemnification claim brought hereunder without the consent of the Parent; provided, that Purchaser may settle such claim if such settlement results in no admissions or finding of wrongdoing by the Indemnified Party (whether criminal, civil or otherwise), does not impose injunctive relief or other non-monetary restrictions or obligations and does not require the payment by the Indemnified Party of any amount. In connection with any such claim, action or proceeding, the parties shall cooperate with each other and provide each other with access to relevant books and records in their possession; provided, that all such information provided shall be subject to the confidentiality obligations set forth in Section 5.7 of this Agreement.
          (d) Seller shall not be required to indemnify the Indemnified Parties under Section 8.1(a)(i) hereof unless and until the aggregate amount of all Losses for which indemnification is sought by the Indemnified Parties under Section 8.1(a)(i) first exceeds Two Hundred Thousand Dollars ($200,000) (the “Basket Amount”) and then only for the amount by which such Losses in the aggregate exceed the Basket Amount; provided, however, that the maximum amount of aggregate Losses that the Indemnified Parties will be entitled to recover pursuant to Section 8.1(a)(i) is Five Million Dollars ($5,000,000) (the “Cap”) (which amount, for the avoidance of doubt, excludes the Basket Amount). Notwithstanding the foregoing, the limitations set forth in this Section 8.1(d) shall not apply to claims for: (i) indemnification pursuant to Section 8.1(a) that relates to any of the Fundamental Representations or the representations and warranties contained in Section 3.14; (ii) indemnification pursuant to Section 8.1(a)(ii) through Section 8.1(a)(vii) (unless expressly provided in Schedule 8.1(a)(vii)) or (iii) fraud, intentional misrepresentation or willful breach of this Agreement. Notwithstanding the foregoing, the Cap shall not apply to claims for indemnification pursuant to Section 8.1(a) that relate to the representations and warranties contained in Section 3.11 or Section 3.29. For avoidance of doubt, any claims for indemnification pursuant to Section 8.1(a), which are not subject to the Cap shall be excluded for purposes of determining whether the Cap has been reached.
          (e) For the purposes of determining the amount of any Losses related to such breach or inaccuracy, the representations and warranties made by Seller in this Agreement shall be considered without regard to any “material,” “Material Adverse Effect,” or similar qualifications set forth herein.
          (f) The representations, warranties and covenants made by Seller in this Agreement or in any certificate delivered by Seller in connection with this Agreement shall in no event be affected by any investigation, inquiry or examination made for or on behalf of Purchaser, the knowledge of Purchaser or any of Purchaser’s representatives or the acceptance by Purchaser of any certificate hereunder.

          (g) The amounts for which Parent shall be liable under Section 8.1(a) hereof shall be net of any insurance proceeds received by an Indemnified Party under insurance policies relating to such Losses (provided, however, that the Indemnified Party shall use commercially reasonable efforts to seek a claim or suit for any such proceeds to which it may be entitled under such insurance policies); provided, that the amount of any insurance proceeds received by an Indemnified Party shall be equal to the difference between (x) the actual after-tax amount of such proceeds and (y) the net present value (as determined by the applicable Indemnified Party in good faith) of the aggregate incremental premium costs which are incurred by an Indemnified Party as a consequence of the Loss or event which gives rise to the payment of the insurance proceeds.
          (h) Other than with respect to any Losses resulting from fraud, intentional misrepresentation or willful breach of this Agreement, the remedies in this Section 8.1 shall be the exclusive remedies of Purchaser, the Acquired Companies against Parent after the Closing, with respect to monetary damages for breaches of representations, warranties and covenants; provided, that the exclusive remedy provided for in this sentence shall not be deemed a waiver of any party’s rights, claims, causes of action or remedies if and to the extent such rights, claims, causes of action or remedies may not be waived under applicable Law. Sellers’ representations and warranties made herein shall survive the Closing, but only to the extent and for the applicable time as provided in Section 8.1(a); provided, that if notice of an indemnification claim is given prior to the expiration of the applicable survival period, such survival period shall continue until such claim is fully resolved. Sellers’ covenants herein shall survive the Closing Date, in accordance with their respective terms.
          (i) Notwithstanding any other terms in this Section 8.1, except in the case of third-party claims or claims for fraud or intentional misrepresentation or willful breach of this Agreement, Losses shall not include special, incidental, indirect, consequential, punitive or exemplary damages.
     8.2 Indemnification of Sellers by Purchaser.
          (a) Purchaser hereby indemnifies and holds Sellers harmless from and against, and agrees to defend promptly Sellers from, and reimburse Sellers for, any and all Losses that Seller may at any time suffer or incur, or become subject to, as a result of or in connection with: (i) any breach or inaccuracy of any of the representations and warranties made by Purchaser in this Agreement; (ii) any failure by Purchaser to carry out, perform, satisfy and discharge any of its covenants, agreements, undertakings, liabilities or obligations under this Agreement or under any of the agreements and instruments delivered by Purchaser pursuant to this Agreement; (iii) any Post-Closing Taxes; and (iv) any Guaranty Claims; provided, however, that Seller shall have no right to be indemnified, held harmless from, defended or reimbursed under Section 8.2(a)(i) unless such right is asserted (whether or not such Losses have actually been incurred) on or before eighteen months (18) after the Closing Date.
          (b) Sellers may assert a claim for indemnification against Purchaser for any matter not involving a third party by giving notice to Purchaser specifying in reasonable detail the basis for such claim.

          (c) In the event a third-party claim is made against Sellers that is covered by the indemnity provisions of Section 8.2(a) of this Agreement, notice shall be given promptly by Sellers to Purchaser, but the failure to provide prompt notice will not relieve Purchaser of any liability it may have to Sellers, except to the extent that Purchaser reasonably demonstrates that the defense of such action is actually and materially prejudiced by Sellers’ failure to give such notice. Purchaser shall have fifteen (15) days after receipt of such notice to elect to undertake, contest, control and defend, through counsel reasonably satisfactory to Sellers and at Purchaser’s cost and expense, the appropriate legal proceedings relating to such claim and the defense or settlement thereof (unless Sellers agree in their sole discretion to assume the cost of defense with respect to such claims), so long as (i) Purchaser notifies Sellers in writing within such fifteen (15) day period that Purchaser will indemnify Sellers from and against the entirety of any Losses Sellers may suffer resulting from, arising out of, relating to, in the nature of, or caused by the applicable third party claim subject to the limitations set forth in Section 8.2(d), (ii) Purchaser provides Sellers with evidence reasonably acceptable to Sellers that Purchaser will have the financial resources to defend Sellers and fulfill its indemnification obligations hereunder, (iii) the applicable third party claim involves only money damages, does not involve a class action, allegation of criminal activities, or violations of the Racketeering Influenced and Corrupt Organization Act, arises from a qui tam or similar whistle blower claim, and does not seek an injunction relief and is not brought by a Governmental Entity, (iv) settlement of, or an adverse judgment with respect to, the applicable third party claim is not, in the good faith judgment of Sellers, likely to establish a precedential custom or practice adverse to the continuing business interests or the reputation of Sellers, and (v) Purchaser conducts the defense of the applicable third party claim actively and diligently. Sellers may select separate counsel to participate in any defense, in which event the fees and charges of Sellers’ counsel shall be at its own cost and expense. Purchaser may not settle any indemnification claim brought hereunder without the consent of the Indemnified Party; provided that Purchaser may settle such claim if such settlement results in no admissions or finding of wrong doing, by the Indemnified Party (whether criminal, civil or otherwise), imposes injunctive relief or other non-monetary restrictions or obligations and does not require the payment by the Indemnified Party of any amount. If Purchaser does not notify Sellers in writing within fifteen (15) days after receipt of Sellers’ written notice of a third party claim that it elects to undertake the defense thereof, Sellers shall have the right to undertake the defense or prosecution of the claim through counsel of its own choice, and the reasonable fees and expenses incurred in connection with such defense or prosecution shall be considered Losses hereunder with respect to the subject matter of such claim, indemnifiable to the extent provided in this Section 8.2. In connection with any such claim, action or proceeding, the parties shall cooperate with each other and provide each other with access to relevant books and records in their possession; provided, that all such information provided shall be subject to the confidentiality obligations set forth in Section 8.2 of this Agreement.
          (d) Purchaser shall not be required to indemnify Sellers under Section 8.2(a)(i) hereof unless and until the aggregate amount of all Losses for which indemnification is sought by Seller hereunder first exceeds the Basket Amount and then only for the amount by which such Losses exceed the Basket Amount; provided, however, that all amounts sought by Seller under Section 8.2(a)(i) shall be subject to the Cap. For the avoidance of doubt, the limitations set forth in this Section 8.2(d) shall not apply to claims for

(i) indemnification pursuant to Section 8.2(a)(ii) or Section 8.2(a)(iii) hereof, or (ii) fraud, intentional misrepresentation or willful breach of this Agreement.
          (e) The amounts for which Purchaser shall be liable under Section 8.2(a) hereof shall be net of any insurance proceeds received by Sellers under insurance policies relating to such Losses (provided, however, that Sellers shall use commercially reasonable efforts to seek a claim or suit for any such proceeds to which it may be entitled under such insurance policies); provided, that the amount of any insurance proceeds received by Sellers shall be equal to the difference between (x) the actual after-tax amount of such proceeds and (y) the net present value (as determined by Sellers in good faith) of the aggregate incremental premium costs which are incurred by Sellers as a consequence of the Loss or event which gives rise to the payment of the insurance proceeds.
          (f) Sellers hereby agree that they shall not (directly or through any Affiliate) make any claim for indemnification hereunder against the Acquired Companies (i) pursuant to any contract, agreement or other arrangement between Sellers and the Acquired Companies based upon any fact, event, circumstance, occurrence, action or omission if any of the foregoing is or may become the basis upon which any Indemnified Party has made or may make a claim for indemnification hereunder against the Sellers or (ii) by reason of the fact that Sellers or one or more of their respective officers was a shareholder, director, officer, employee or agent of the Acquired Companies or was serving at the request of the Acquired Companies as a partner, trustee, director, officer, employee or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses or otherwise) with respect to any claim brought by any Indemnified Parties against Sellers for Losses or any claim against Sellers in connection with this Agreement for Losses, and Sellers hereby acknowledge and agree that Sellers shall have no claims or right to contribution or indemnity from the Acquired Companies with respect to any Losses pursuant to this Section 8.2(f) and shall indemnify and hold Purchaser harmless for any such claims in violation of Section 8.2(f).
          (g) Other than with respect to any Losses resulting from fraud, intentional misrepresentation or willful breach of this Agreement, the remedies in this Section 8.2 shall be the exclusive remedies of Sellers against Purchaser after the Closing with respect to monetary damages for breaches of representations, warranties and covenants; provided, that the exclusive remedy provided for in this sentence shall not be deemed a waiver of any party’s rights, claims, causes of action or remedies if and to the extent such rights, claims, causes of action or remedies may not be waived under applicable Law. Purchaser’s representations and warranties made herein shall survive the Closing, but only to the extent and for such time as provided in this Section 8.2; provided, that if notice of an indemnification claim is given prior to the expiration of the applicable survival period, such survival period shall continue until such claim is fully resolved. Purchaser’s covenants herein shall survive the Closing Date in accordance with their respective terms.
          (h) Notwithstanding any other terms in this Section 8.2, except in the case of third-party claims or claims for fraud or intentional misrepresentation or willful breach of this Agreement, Losses shall not include special, incidental, indirect, consequential, punitive or exemplary damages.

     8.3 Remedial Actions. Notwithstanding anything to the contrary contained in this Agreement:
          (a) If Sellers have an indemnification obligation under Section 8.1 hereof with respect to a Loss for the conduct of any investigatory, remedial or corrective action under Environmental Laws (a “Remedial Action”), Purchaser shall have the right, subject to an obligation to consult in good faith with Sellers, to control, direct and implement any such Remedial Action and any related negotiations or settlements with Governmental Entities or third parties. Purchaser and Sellers agree to reasonably cooperate with one another with respect to, and keep one another reasonably advised concerning the conduct of, any such Remedial Action, and Purchaser agrees to conduct any such Remedial Action in a reasonably cost-effective manner.
     8.4 No Implied Representations. Purchaser and Sellers acknowledge that, except as expressly provided in Sections 3 and 4, neither party hereto, and none of the Affiliates of either party hereto, has made or is making any representations or warranties whatsoever, implied or otherwise.
     Section 9. Tax Matters
     9.1 Section 338 Elections.
          (a) Sellers and Purchaser shall jointly make an election under Section 338(h)(10) of the Code (and any corresponding elections under state or local Tax law) (collectively, the “Section 338(h)(10) Elections”) with respect to the purchase and sale of the shares of Cogenics under this Agreement. Sellers and Purchaser shall jointly prepare IRS Form 8023 (or any successor form) with respect to the purchase of the shares of Cogenics. Sellers will be responsible for timely filing IRS Form 8023 (or any successor form) and will provide a copy of such form (and any attachments) as filed and proof of filing to Purchaser promptly after the form is filed. Sellers and Purchaser shall cooperate with each other to take all actions necessary and appropriate (including filing such additional documents as may be required) to effect an election in accordance with the provisions of Section 338(h)(10) of the Code and the regulations thereunder and any comparable provisions of state or local Tax law. Sellers will be responsible for timely filing any requisite documents to effectuate the Section 338(h)(10) Elections under state or local Law. Sellers shall pay any Taxes incurred by Cogenics as a result of the Section 338(h)(10) Elections and shall indemnify and hold Purchaser and its affiliates harmless from any such Taxes.
          (b) Sellers and Purchaser agree and acknowledge that as a result of the Section 338(h)(10) Elections, the sale and purchase of the shares of Cogenics will be treated for federal income tax purposes as taxable sales and purchases of Cogenics’ assets in consideration of the allocable amounts of the Purchase Price (as determined under Section 9.2 below) and, to the extent they constitute part of the amount realized on the deemed sale of assets of Cogenics for federal income tax purposes, the liabilities of Cogenics on the Closing Date. Sellers and Purchaser shall (i) take, and cooperate with each other to take, all actions necessary and appropriate (including filing such forms, returns, elections, schedules, other documents and amendments of the foregoing as may be required) to effect and preserve timely Section 338(h)(10) Elections, and (ii) Sellers and Purchaser shall report, and shall cause

Cogenics to report, the sale of the shares of Cogenics consistently with the Section 338(h)(10) Elections as sales and purchases of assets and shall take no position contrary thereto or inconsistent therewith in any Tax Return, any discussion with or proceeding before any taxing authority or otherwise.
     9.2 Allocation of Consideration.
          (a) As promptly as possible, but in any event within one hundred twenty (120) days after the Closing Date, Purchaser will provide to Sellers copies of IRS Form 8594 and any required exhibits thereto (the “Asset Acquisition Statement”) with Purchaser’s proposed allocation of the Purchase Price (together with any assumed liabilities) with respect to the assets of Cogenics in a manner consistent with the provisions of Sections 338 and 1060 and all regulations promulgated thereunder. Within sixty (60) days after the receipt of such Asset Acquisition Statement, Sellers will propose to Purchaser any changes to such Asset Acquisition Statement (and in the event no such changes are proposed in writing to Purchaser within such time period, Sellers will be deemed to have agreed to, and accepted, the Asset Acquisition Statement). Purchaser and Sellers will endeavor in good faith to resolve any differences with respect to the Asset Acquisition Statement within fifteen (15) days after Purchaser’s receipt of written notice of objection from Sellers. If Sellers withholds their consent to the allocation reflected in the Asset Acquisition Statement, and Purchaser and Sellers have acted in good faith to resolve any differences with respect to items on the Asset Acquisition Statement and thereafter are unable to resolve any differences that, in the aggregate, are material in relation to the Purchase Price, then any remaining disputed matters will be finally and conclusively determined by a “Big Four” independent accounting firm or, if the disagreement involves valuation, to a nationally recognized appraisal firm mutually satisfactory to the parties (the “Allocation Arbiter”) (but in no event longer than thirty (30) days), which resolution shall be binding and conclusive upon Purchaser and Sellers without further appeal therefrom. Each party shall pay 50% of the costs of resolving any such dispute. Purchaser and Sellers shall, subject to the requirements of any applicable Tax law or election, file all Tax Returns and reports consistently with the allocation provided in the Asset Acquisition Statement, or if applicable, the determination of the Allocation Arbiter.
     9.3 Preparation and Filing of Tax Returns.
          (a) Sellers shall prepare and file or cause to be prepared and filed all Group Returns for any Pre-Closing Tax Period of an Acquired Company. All such Group Returns shall, in so far as they relate to an Acquired Company be prepared in a manner consistent with prior Group Returns unless required by applicable Tax law. Purchaser shall be permitted to review and comment the Pre-Closing Tax Period data, information and filing positions of an Acquired Company included in any Group Return, but only to the extent that Sellers are taking a position that is inconsistent with prior Group Returns and such change could reasonably be expected to result in an increase in the Tax liability of the Purchaser for a Post-Closing Tax Period. In such a case, except as described in Section 9.3(d) below, Sellers shall revise such Group Returns for such revisions that are reasonably requested by Purchaser.
          (b) Purchaser shall prepare and file or cause to be prepared and filed all Tax Returns of the Acquired Companies with respect to any Post-Closing Tax Period (provided that Straddle Tax Period Tax Returns shall be filed as provided in Section 9.3(c)). Sellers shall be permitted to review and comment on any such Tax Return of the Acquired Companies (or portions of such Tax Returns that include any of the Acquired Companies) only to the extent that the Purchaser or any of the Acquired Companies has taken a position on such Tax Return that could reasonably be expected to result in an increase in the liability of Sellers or any of their Affiliates. In such a case, except as described in Section 9.3(d) below, Purchaser shall revise such Tax Returns for such revisions that are reasonably requested by Sellers.
          (c) Purchaser also shall prepare or cause to be prepared all Tax Returns of the Acquired Companies with respect to any Straddle Tax Period and shall submit such Tax Returns to Sellers for review and approval, permitting Sellers a reasonable period for such review and approval prior to the required filing date. All such Tax Returns for a Straddle Tax Period shall be prepared in a manner consistent with prior Tax Returns unless otherwise required by Law. Except as described in Section 9.3(d) below, Purchaser shall revise such Tax Returns for such changes as are reasonably requested by Sellers.
          (d) If Sellers and Purchaser are unable to resolve a disagreement with respect to any Tax Returns of the Acquired Companies described in Sections 9.3(a) through (c) above, then the matter in dispute shall be resolved as soon as practicable by an independent accounting firm or, if the disagreement involves valuation, a nationally recognized appraisal firm mutually satisfactory to the parties (but in no event less than thirty (30) days prior to the filing of such Tax Return (including extensions), which resolution shall be binding and conclusive upon Purchaser and Sellers without further appeal therefrom. Each party shall pay 50% of the costs of such dispute. The party required to sign a Tax Return for a Straddle Period shall sign and file the approved Tax Return and receive reimbursement from the other party in accordance with this Agreement. Purchaser shall not and shall not permit any Acquired Company to amend or revoke any Tax Returns (or notifications or elections relating thereto) with respect to the Acquired Companies, other than those Tax Returns for any Post-Closing Tax Period that would not reasonably be expected to result in an increase in a liability to the Seller, without the consent of Seller.
          (e) Sellers shall as soon as reasonably practicable after the Closing and, in any event no less than thirty (30) days before the expiration of the time limit for submission of the joint election to HM Revenue & Customs in the United Kingdom (the “Time Limit”) send the UK Elections, duly executed by PGxHoldings Inc., to the Purchaser who shall procure that Cogenics duly executes the UK Elections and, prior to the expiration of the Time Limit, files them with the relevant officers of HM Revenue & Customs who deal with Cogenic’s UK corporation tax returns and PGxHoldings Inc’s UK corporation tax returns. In the event that a UK Election is not delivered to the Purchaser in compliance with this Section 9.3(e), Sellers shall be liable for all Taxes arising under section 179 of the UK Taxation of Chargeable Gains Act 1992 or paragraphs 58 or 60 of Schedule 29 of the UK Finance Act 2002 in respect of any Chargeable Assets held by any Acquired Company, which arise or accrue as a result of Parent’s sale of Cogenics to Purchaser pursuant to this Agreement.
          (f) For purposes of this Agreement:
               (i) a “Pre-Closing Tax Period” shall mean any Tax period ending on or before the Closing Date, and the portion of a Straddle Tax Period beginning before the Closing Date and ending on the Closing Date;

               (ii) “Pre-Closing Taxes” shall mean Taxes attributable to, arising out of or incurred by any Acquired Company as a result of any event occurring, in whole or in part, during any Pre-Closing Tax Period;
               (iii) a “Post-Closing Tax Period” shall mean any Tax period beginning after the Closing Date and the portion of a Straddle Tax Period beginning after the Closing Date and ending at the end of the Straddle Tax Period;
               (iv) a “Straddle Tax Period” shall mean any Tax period beginning before the Closing Date and ending after the Closing Date.
     9.4 Apportionment of Taxes. Any Taxes with respect to the income, property or operations of the Acquired Companies and that relate to a Straddle Period shall be apportioned between the period beginning before the Closing Date and ending on (and including) the Closing Date (the “Stub Period”) and the period beginning after the Closing Date as follows: (i) in the case of Taxes other than income, value added (VAT), sales and use and withholding Taxes, on a per diem basis, and (ii) in the case of income, value added (VAT), sales and use and withholding Taxes, as determined from the books and records of the Acquired Companies as though the taxable year of the Acquired Companies terminated at the close of business on the Closing Date. Sellers and Purchaser agree, to the extent permitted by applicable Law, to elect with the relevant taxing authority to treat for all purposes the Closing Date as the last day of a taxable period of the Acquired Companies. Sellers shall be liable for Taxes of the Acquired Companies that are attributable to the Stub Period and Purchaser shall be liable for Taxes of the Acquired Companies that are attributable to the portion of the Straddle Period beginning on the day following the Closing Date.
     9.5 Refunds and Credits.
          (a) Other than net operating loss carryforwards to which CGE or Epidauros may be entitled, Sellers shall be entitled to the benefits of any Tax prepayments made or other deductions or credits earned during a Pre-Closing Tax Period applied against Taxes with respect to the Acquired Companies. To the extent that the Acquired Companies are entitled to a Tax refund with respect to a Pre-Closing Tax Period, Purchaser shall or shall cause the relevant entity to file for and obtain any refund to which Sellers are entitled. Purchaser shall, or shall cause the Acquired Companies to, promptly forward to Sellers or reimburse Sellers for any such refunds and for the reimbursement for the use of any prepayments, deductions or credits of Taxes due Sellers after receipt thereof, except to the extent any such amount has been included in the determination of Closing Date Net Working Capital.
          All payments made by Purchaser or the Acquired Companies after the Closing Date under the terms of any severance, change in control, stay bonus and similar agreements shall constitute Post-Closing Tax Period expenses and said expenses shall not be deducted in Sellers’ Group Return.
          (b) Purchaser shall cause the Acquired Companies to elect, where permitted by applicable Law, to carry forward any item of loss, deduction or credit which arises in or is attributable to any taxable period ending after the Closing Date and is not used in such period. Without the prior written consent of Seller, Purchaser shall not cause or permit any of the

Acquired Companies to carry back to any Pre-Closing Tax Period any item of loss, deduction or credit which arises in or is attributable to any taxable period ending after the Closing Date.
     9.6 Tax Contests.
          (a) If any taxing authority asserts a claim for Taxes in respect of the Acquired Companies for a Pre-Closing Tax Period, Straddle Tax Period or, to the extent limited below by the last sentence of this Section 9.6(a), a Post-Closing Tax Period, then the party hereto first receiving notice of such claim shall provide written notice thereof to the other party or parties hereto within fourteen (14) calendar days; provided, however, that the failure of such party to give timely notice shall not relieve the other party of any of its obligations under this Section 9, except to the extent that the other party is actually prejudiced thereby. Such notice shall specify in reasonable detail the basis for such Tax claim and shall include a copy of the relevant portion of any correspondence received from the taxing authority. This Section 9.6 shall apply to a Post-Closing Tax Period only to the extent that such claim could reasonably be expected to result in an increase in the liability of the Sellers in accordance with the terms of this Agreement.
          (b) Sellers shall have the right to control any audit, examination, contest, litigation or other proceeding by or against any taxing authority (a “Tax Proceeding”) of the Acquired Companies for any taxable period that ends on or before the Closing Date or for any taxable period of Sellers or any of their Affiliates during which any combined, consolidated or unitary Tax Return includes any Acquired Company and Sellers or any of their Affiliates; provided, however, that with respect to any Tax Proceeding solely in respect of the Acquired Companies that would reasonably be expected to have a significant adverse impact on Purchaser, (i) Sellers shall consult with Purchaser before taking any significant action in connection with such Tax Proceeding and (ii) Sellers shall not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed.
          (c) In the case of a Tax Proceeding for a Straddle Period of the Acquired Companies, Purchaser shall have the right to control such Tax Proceeding; provided, however, that (i) Purchaser shall provide Sellers with a timely and reasonably detailed account of each phase of such Tax Proceeding, (ii) Purchaser shall consult with Sellers before taking any significant action in connection with such Tax Proceeding, (iii) Purchaser shall consult with Sellers and offer Sellers an opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Proceeding, (iv) Purchaser shall defend such Tax Proceeding diligently and in good faith as if it were the only party in interest in connection with such Tax Proceeding, (v) Sellers shall be entitled to participate in such Tax Proceeding, at their own expense, if such Tax Proceeding could have an adverse impact on Sellers or any of their Affiliates and (vi) Purchaser shall not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, of Sellers if such settlement, compromise or abandonment would have an adverse impact on Sellers or any of their Affiliates.
          (d) Purchaser shall have the right to control any Tax Proceeding involving the Acquired Companies other than a Tax Proceeding described in Sections 9.6(b) or 9.6(c); provided, however, that Purchaser shall not settle, compromise or abandon any such Tax Proceeding, if such action would reasonably be expected to have a significant adverse impact on

Sellers or any Affiliate of Sellers, without obtaining the prior written consent of Sellers, which consent shall not be unreasonably withheld, conditioned or delayed.
     9.7 Cooperation. Purchaser and Sellers and the Affiliates of each such party shall cooperate fully, as and to the extent reasonably requested by the other party in connection with: (a) the filing of the Tax Returns pursuant to Section 9.3 above, (b) any audit, litigation or other proceeding with respect to Taxes; (c) determining a liability for Taxes or an indemnity obligation or a right to refund of Taxes, (d) conducting any Tax Proceeding (e) determining an allocation of Taxes between a Pre-Closing Tax Period and Post-Closing Tax Period or (f) preparing work papers to enable the Acquired Companies to reconcile financial records with Tax liability. Such cooperation and information shall include providing copies of all relevant portions of relevant Tax Returns, together with all relevant accompanying schedules and work papers (or portions thereof) and other supporting documentation, relevant documents relating to rulings or other determinations by taxing authorities and relevant records concerning the ownership and Tax basis of property and any other relevant information, which any such party may possess. Each party will retain all Tax Returns described in Section 9.3, schedules and work papers, and all material records and other documents relating to Tax matters, of the relevant entities for their respective Tax periods ending on or prior to or including the Closing Date the expiration of the statute of limitations (taking into account any extensions) for the Tax periods to which the Tax Returns and other documents relate. Thereafter, the party holding such Tax Returns or other documents may dispose of them after offering the other party reasonable notice and opportunity to take possession of such Tax Returns and other documents at such other party’s own expense. Each party shall make its employees reasonably available on a mutually convenient basis at its cost to provide explanation of any documents or information so provided.
     9.8 Tax Treatment of Certain Post-Closing Payments. Sellers and Purchaser and their respective Affiliates shall treat any and all payments under Section 8 or this Section 9 as an adjustment to the purchase price for all United States federal, state, local and foreign Tax purposes to the extent permitted under applicable Tax Law. Sellers and Purchaser shall, for all Tax purposes, allocate any such adjustment among the assets of the Acquired Companies based upon the item or items to which such adjustment is principally attributable.
     9.9 Transfer Taxes. All stamp and recording, transfer (including all real property transfer and conveyance Taxes and fees), documentary, sales, use, registration and other such similar Taxes and all settlement fees, and other fees, costs and expenses associated with such Taxes incurred in connection with this Agreement and the transactions contemplated hereby shall be borne fifty percent (50%) by Purchaser and fifty percent (50%) by Sellers, regardless of the Person liable for such taxes under applicable Law. Purchaser and Sellers shall cooperate in executing and filing any Tax Returns, affidavits and other documents relating to such Taxes.
     9.10 Taxes related to Non-US Jurisdictions. Taxes related to Non-US Jurisdictions shall be treated, to the extent practicable under local law, in accordance with the provisions of this Section 9.
     Section 10. Termination
     10.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned only as follows: (a) at any time prior to the Closing by mutual written agreement of Sellers and Purchaser; (b) by Sellers or Purchaser, if the Closing Date shall not have occurred by May 15, 2009; (c) by Purchaser in the event of a breach by Sellers of any representation, warranty, covenant or agreement contained in this Agreement, which breach would, individually or in the aggregate together with all such other breaches by Sellers, constitute grounds for the conditions set forth in Section 6 not to be satisfied at the Closing Date, and which breach cannot be cured or has not been cured within fifteen (15) days after the giving of written notice to Sellers of such breach; (d) by Sellers in the event of a breach by Purchaser of any representation, warranty, covenant or agreement contained in this Agreement, which breach would, individually or in the aggregate together with all such other breaches by Purchaser, constitute grounds for the conditions set forth in Section 7 not to be satisfied at the Closing Date, and which breach cannot be cured or has not been cured within fifteen (15) days after the giving of written notice to Purchaser of such breach; (e) by Purchaser or Sellers if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree or ruling or other action shall have become final and non-appealable; provided, that the right to terminate this Agreement under clause (b) above shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of the failure to consummate the transactions contemplated hereby on or before the date specified in clause (b) above.
     10.2 Rights on Termination; Waiver. If this Agreement is terminated pursuant to Section 10.1, all further obligations of the parties under or pursuant to this Agreement shall terminate without further liability of either party to the other, except that the provisions of this Section 10.2, Section 5.7 and Section 11 shall survive any such termination. Nothing contained in this Section 10.2 shall relieve any party from liability for any breach of this Agreement that occurred prior to the date of termination. If this Agreement is terminated other than pursuant to Section 10.1, the parties hereto shall retain all of their respective rights under applicable Law resulting from such termination.
     Section 11. Miscellaneous Provisions
     11.1 Time of Essence. Time is of the essence of this Agreement.
     11.2 Expenses. Except as otherwise provided in this Agreement, each party shall bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution, and performance of this Agreement and the transactions contemplated herein, including all fees and expenses of its Affiliates. The obligation of each party to bear its own fees and expenses shall be subject to any rights of such party arising from a breach of this Agreement by another party.
     11.3 Compliance with Laws. The parties hereto shall execute such agreements and other documents, and shall take such other actions, as the other party may reasonably request (prior to, at or after the Closing) for the purpose of ensuring that the transactions contemplated by this Agreement are carried out in full compliance with the provisions of all applicable Laws.
     11.4 Publicity. Prior to the Closing, all general notices, releases, statements and communications to employees, suppliers, distributors and customers of each of the Acquired Companies and to the general public and the press relating to the transactions contemplated by this Agreement shall be made only at such times and in such manner as may be mutually agreed upon by Purchaser and Parent; provided, however, that either Parent or Purchaser shall be entitled to make a public announcement relating to the transactions contemplated herein if, in the opinion of its legal counsel, such announcement is required to comply with Law or applicable stock exchange rules and regulations; provided, further, that, if possible, the announcing party shall provide the other party with a copy of such announcement at least two (2) days in advance and shall consider in good faith any changes to such announcement proposed by the other party. After the Closing, no party hereto shall disclose the economic or financial terms (including the Purchase Price) of the transactions contemplated by this Agreement without the prior written consent of the other party hereto, except as required to comply with applicable Law or stock exchange rules and regulations.
     11.5 Access of Sellers to Books and Records. At all times after the Closing Date and for a period consistent with Purchaser’s record retention policies and practices, Purchaser shall provide Sellers and Sellers’ Affiliates reasonable access upon reasonable advance notice during normal business hours to the Books and Records (to the extent such Books and Records relate to the period prior to the Closing Date).
     11.6 Governing Law. This Agreement shall be construed and interpreted according to the laws of the State of New York, without regard to the conflicts of law rules thereof.
          (a) Each of the parties hereto, in respect of itself and its properties, (i) irrevocably submits to the personal jurisdiction of any United States federal or state court sitting in New York, New York, as well as to the jurisdiction of all courts to which an appeal may be taken from such courts, in respect of any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated herein, (ii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such courts, and (iii) waives any defense of inconvenient forum to the maintenance of the suit, action or proceeding so brought.
          (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (iii) IT MAKES SUCH WAIVER VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.6.
     11.7 Notices. All notices, requests, claims, demands, disclosures and other communications required or permitted by this Agreement shall be in writing or electronic form and shall be deemed to have been given at the earlier of the date (a) when delivered personally, by messenger or by overnight delivery service by a recognized commercial carrier to an officer of the other party or (b) when received via facsimile or electronic mail (confirmed by telephone or email in each case), in all cases addressed to the Person for whom it is intended at his address set forth below or to such other address as a party shall have designated by notice in writing to the other party in the manner provided by this Section 11.7:
if to Purchaser or European Purchasers:
Beckman Coulter, Inc.
Attention: General Counsel
4300 N. Harbor Blvd.
P.O. Box 3100
Fullerton, CA 92834-3100
Facsimile No.: (714) 773-6955
with a copy to (which shall not constitute notice):
Hunton & Williams LLP
Attention: G. Roth Kehoe, II
Bank of America Plaza
600 Peachtree Street, N.E., Suite 4100
Atlanta, Georgia 30308
Facsimile No.: (404) 602-9012
if to Sellers:
Clinical Data, Inc.
Attention: Caesar J. Belbel, Executive Vice President and Chief Legal Officer
One Gateway Center, Suite 702
Newton, MA 02458
Facsimile No.: (617) 965-0445
with a copy to (which shall not constitute notice):
Cooley Godward Kronish LLP
Attention: Marc A. Recht
The Prudential Tower
800 Boylston Street, 46th Floor
Boston, MA 02199
Facsimile No.: (617) 937-2400
     11.8 Table of Contents and Headings. The table of contents of this Agreement and the underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.
     11.9 Assignment. This Agreement and each party’s respective rights and obligations hereunder may not be assigned, by operation of Law or otherwise, without the prior written consent of the other parties and any attempt to do so shall be null and void; provided, however, Sellers may, without the consent of Purchaser, assign any or all of their rights and obligations hereunder to any party that is acquiring Parent in a change of control transaction, whether by merger, stock sale or sale of all or substantially all of Parent’s assets, provided that Sellers nonetheless shall remain responsible for the performance of all of their obligations hereunder. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns.
     11.10 Parties in Interest. Nothing in this Agreement is intended to provide any rights or remedies to any Person (including any employee or creditor of the Acquired Companies) other than the parties hereto.
     11.11 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.
     11.12 Entire Agreement. Other than the Non-Disclosure Agreement, this Agreement and the documents referred to herein and to be delivered pursuant hereto constitute the entire agreement between the parties pertaining to the subject matter hereof and supersede all other agreements, negotiations, understandings and discussions of the parties, whether oral or written.
     11.13 Further Assurances. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each party to this Agreement shall take all such reasonable necessary action to (a) execute and deliver to each other such other documents and (b) do such other acts and things as a party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.
     11.14 Waiver. No failure on the part of either party hereto to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of either party hereto in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver thereof; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.
     11.15 Counterparts. This Agreement and other documents to be executed and delivered pursuant to this Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy and all of which, when taken together, will be deemed to constitute one and the same Agreement or document. The delivery of copies of this

Agreement or other documents to be delivered pursuant to this Agreement, including executed signature pages where required, by electronic transmission will constitute effective execution and delivery of this Agreement or such other document for all purposes. Signatures transmitted electronically will constitute original signatures for all purposes.
     11.16 Amendments. This Agreement may not be amended, modified, altered or supplemented except by means of a written instrument executed on behalf of both Purchaser and Sellers.
     11.17 Interpretation of Agreement.
          (a) Each party hereto acknowledges that it has participated in the drafting of this Agreement, and any applicable rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in connection with the construction or interpretation of this Agreement.
          (b) Whenever required by the context hereof, the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; and the neuter gender shall include the masculine and feminine genders.
          (c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words “without limitation.”
          (d) References herein to “Sections” and “Exhibits” are intended to refer to Sections of and Exhibits to this Agreement.
          (e) All references to “$” shall refer to United States dollars.
          (f) All references to contracts, agreements, leases or other understandings or arrangements shall refer to oral as well as written matters.
          (g) The table of contents and article and section headings in this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.
          (h) For purposes of Section 3, all references to the Acquired Companies or Cogenics shall be deemed to include PGxHealth Holding, Inc., a Delaware company, solely with respect to representations and warranties made which relate to periods prior to November 12, 2008.
     11.18 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof and that Purchaser and European Purchasers shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity. It is accordingly agreed that Purchaser and European Purchasers shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such party is entitled at law or in equity, without the necessity of posting bonds or other undertaking in connection therewith. The parties hereto acknowledge that in the absence of a waiver, a bond or undertaking may be required by a court and Sellers hereby waive any such requirement of such a bond or undertaking.
     11.19 Independence of Agreements, Covenants, Representations and Warranties. All agreements and covenants hereunder shall be given independent effect so that if a certain action or condition constitutes a default under a certain agreement or covenant, the fact that such action or condition is permitted by another agreement or covenant shall not affect the occurrence of such default. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of or a breach of a representation and warranty hereunder.
     11.20 Joint and Several Liability. Unless otherwise expressly provided, the obligations and liabilities of the Sellers under this Agreement are joint and several.
[Signature Page Follows.]

     Purchaser and Sellers have caused this Agreement to be executed as of the date first written above.

Clinical Data, Inc.
By:	/s/ Caesar J. Belbel
	Name:	Caesar J. Belbel
	Title:	Executive Vice President, Chief Legal Officer and Secretary

Clinical Data B.V.
By:	/s/ Caesar J. Belbel
	Name:	Caesar J. Belbel
	Title:	Managing Director

Beckman Coulter, Inc.
By:	/s/ Scott T. Garrett
	Name:	Scott T. Garrett
	Title:	Chairman, President, and CEO

Beckman Coulter GmbH
By:	/s/ Werner Hofacher
	Name:	Werner Hofacher
	Title:	Corporate Vice President

Beckman Coulter Holdings GmbH
By:	/s/ Werner Hofacher
	Name:	Werner Hofacher
	Title:	Corporate Vice President

[Signature Page to Stock Purchase Agreement]

EXHIBIT A TO
STOCK PURCHASE AGREEMENT
Defined Terms
     For purposes of this Agreement (including the Disclosure Schedules):
     1.1 “Accounts” shall mean all accounts receivable, credits, rights to rebates, refunds and reimbursements in which any of the Acquired Companies has a right, title or interest.
     1.2 “Accounts Receivable” shall have the meaning set forth in Section 3.14 of the Agreement.
     1.3 “Acquired Companies” or “Acquired Company” shall have the meaning specified in the recital to this Agreement.
     1.4 “Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person. For purposes hereof, the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of equity interests, by contract or otherwise.
     1.5 “Agreement” shall mean the Stock Purchase Agreement to which this Exhibit A is attached, including the Disclosure Schedules.
     1.6 “Allocation Arbiter” shall have the meaning set forth in Section 9.2 of the Agreement.
     1.7 “Antitrust Clearances” shall mean (i) the expiration or termination of the suspensory period under, as applicable, the anti-competition laws of any applicable jurisdictions and (ii) any other terminations, suspensions, authorizations, orders, grants, consents, permissions or approvals of applicable Governmental Entities under antitrust, competition, merger clearance or similar Laws required in connection with the transactions contemplated hereby.
     1.8 “ANVAR Advance” shall mean the current amount from time to time of the advances to CGE from the French government via the ANVAR agency, or otherwise, under a program to stimulate national innovation, with a final maturity on September 2011, which amount could become repayable by CGE by the final maturity.
     1.9 “Asset Acquisition Statement” shall have the meaning set forth in Section 9.2 of the Agreement.
     1.10 “Assets” shall mean, collectively, all of the tangible and intangible assets, rights and properties used, held for use or purportedly owned by any of the Acquired Companies, including all Leased Real Property and Intellectual Property.

     1.11 “Backlog” shall have the meaning set forth in Section 3.31.
     1.12 “Bankruptcy Event” shall mean, with respect to any Person, the occurrence of any of the following:
          (a) a court of competent jurisdiction enters a decree or order for relief in an involuntary case under applicable bankruptcy, insolvency, or other similar Law now or hereinafter in effect, or appoints a receiver, liquidator, assignee, custodian, trustee, sequestrator, or similar official for such Person or for any substantial part of such Person’s property, or ordering the winding up or liquidation of its affairs;
          (b) such Person commences a voluntary case under any applicable bankruptcy, insolvency, or other similar Law now or hereinafter in effect, or consents to the entry of an order for relief in an involuntary case under any such Law, or consents to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator, or other similar official for such Person or for any substantial part of such Person’s property, or makes any general assignment for the benefit of creditors, or fails generally to, or admits in writing its inability, to pay debts as they become due; or
          (c) an insolvency case under any applicable bankruptcy, insolvency, or other similar Law now or hereinafter in effect, is commenced against such Person or for the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator, or other similar official for such Person or for any substantial part of such Person’s property.
     1.13 “Basket Amount” shall have the meaning set forth in Section 8.1(d) of the Agreement.
     1.14 “Books and Records” shall mean original or true and complete copies of all of the books, records, files, data and information of the Acquired Companies (including customer and supplier lists, financial and accounting records, purchase orders and invoices, sales orders, credit and collection records, engineering order files, warranty and repair files, studies, surveys, analyses, strategies, plans, forms, designs, diagrams, drawings, specifications, technical data, production and quality control records and formulations, lists of and correspondence and miscellaneous records with respect to customers, suppliers, representatives and distributors and all other general correspondence).
     1.15 “Business” shall mean the businesses conducted by the Acquired Companies related to genomic testing services as of the date of this Agreement and as of immediately prior to the Closing.
     1.16 “Business Day” shall mean each day other than a Saturday, Sunday or other day on which banks in New York, New York are not required by Law to be open.
     1.17 “BV” shall mean Clinical Data B.V., a company registered under the laws of the Netherlands.
     1.18 “Cap” shall have the meaning set forth in Section 8.1(d).

     1.19 “CGE” shall mean Cogenics Genome Express, S.A., a company organized under the laws of France.
     1.20 “Chargeable Assets” means chargeable assets for the purposes of a charge to tax under Section 179 Taxation of Chargeable Gains Act 1992 or a chargeable intangible assets for the purposes of a charge to tax under Paragraph 58, Schedule 29 Finance Act 2002.
     1.21 “Closing” shall have the meaning specified in Section 2.1 of the Agreement.
     1.22 “Closing Date” shall mean the date the Closing occurs, which shall be (i) the date that is five (5) Business Days after satisfaction of the conditions set forth in Section 6 and Section 7 (or waiver thereof in writing by the party benefited by the condition being received), excluding those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions, or (ii) such other date on which the parties hereto may mutually agree in writing.
     1.23 “Closing Date Net Working Capital” shall have the meaning specified in Section 1.4(a)(i) of the Agreement
     1.24 “Closing Date Long-Term Liabilities” shall have the meaning specified in Section 1.4(a)(i), of the Agreement.
     1.25 “CMS” shall have the meaning set forth in Section 3.29(a).
     1.26 “COBRA” shall have the meaning set forth in Section 3.20(f) of the Agreement.
     1.27 “Code” shall mean the Internal Revenue Code of 1986, as amended.
     1.28 “Cogenics” shall mean Cogenics, Inc., a Delaware corporation.
     1.29 “Company Intellectual Property” means any Intellectual Property that is owned by or licensed to any Acquired Company.
     1.30 “Company Licensed Software” means all software used by any Acquired Company.
     1.31 “Company Registered Intellectual Property” means all of the Registered Intellectual Property owned by, filed in the name of, or licensed to any Acquired Company.
     1.32 “Company Systems” shall have the meaning set forth in Section 3.22(h) of the Agreement.
     1.33 “Contracts” shall mean those contracts, agreements, purchase orders, leases of personal property (such as computers and copiers), leases of real property, sales orders, notes, bonds, indentures, arrangements, consensual obligations, promises, undertakings (whether written or oral and whether express or implied) or license agreements (including, but not limited to, software licenses and licenses for Intellectual Property), relationships and commitments and invoices related thereto, to which any of the Acquired Companies is a party or by which any of the Acquired Companies is legally bound.
     1.34 “Data Room” means the electronic data room established by the Sellers for the purpose of making information, agreements, documents and other due diligence materials regarding the Acquired Companies available to Purchaser, as it existed on the date that is two (2) Business Days prior to the date hereof.
     1.35 “Debt” shall mean, without duplication, all monetary obligations of the Acquired Companies (i) for borrowed money or with respect to deposits or advances of any kind to the Acquired Companies (except for deposits or advances made by customers of the Acquired Companies in connection with the sale of goods or services in the ordinary course of business consistent with past practice), and all prepayment premiums, penalties and any other fees and expenses paid to satisfy such obligations, (ii) evidenced by bonds, debentures, indentures, notes or similar instruments, (iii) upon which interest charges are customarily paid (excluding trade accounts payable of the Acquired Companies and other similar amounts payable by the Acquired Companies in the ordinary course of business), (iv) under conditional sale or other title retention agreements relating to property purchased by the Acquired Companies, (v) issued or assumed as the deferred purchase price of property or services wherein interest or similar charges accrue therein (excluding trade accounts payable of the Acquired Companies and other similar amounts payable by the Acquired Companies in the ordinary course of business), (vi) secured by any Lien on Assets other than Permitted Liens (excluding trade accounts payable of the Acquired Companies and other similar amounts payable by the Acquired Companies in the ordinary course of business), (vii) under interest rate or currency swap or other similar transactions (valued at the termination cost thereof), (viii) under guarantees and arrangements having the economic effect of a guarantee by the Acquired Companies of any indebtedness of any other Person or (ix) with respect to any capitalized leases, the amount necessary to pay in full all principal, interest, break fees, penalties lease payments, buyout options, or similar payments such that as of the date of such payment, the payor would own all Equipment or other property that is the subject of a lease or similarly styled agreement.
     1.36 “Determination Materials” shall having the meaning specified in Section 1.4(b) of the Agreement.
     1.37 “EMEA” shall have the meaning set forth in Section 3.29(a).
     1.38 “Employee Benefit Plan” shall mean any “employee benefit plan” as defined in Section 3(3) of ERISA and any other plans, programs, policies, agreements or arrangements, etc., that provide compensation or other benefits to any employee of an Acquired Company, whether or not subject to ERISA, currently maintained, sponsored or contributed or required to be contributed to by any Acquired Company or any ERISA Affiliate or with respect to which any Acquired Company or any ERISA Affiliate has any current or potential liability or obligation, other than any Foreign Benefit Plan.
     1.39 “Environmental Approvals” shall have the meaning specified in Section 3.18(a) of the Agreement.

     1.40 “Environmental Law” means any and all federal, state, foreign, EU, local or municipal law (including common law), rules, orders, regulations, statutes, ordinances, codes, decrees or requirements of any Governmental Entity (as defined below)which is applicable to the Acquired Companies and which relates to pollution or protection of the environment, including any law regulating, relating to or imposing liability or standards of conduct concerning any Hazardous Substances (as defined below), environmental protection or pollution, public or worker health and safety, or food and drug safety, together with any amendments or reauthorization thereto or thereof, as now, previously or any time hereafter in effect, including but not limited to the United States Comprehensive Environmental Response, United States Compensation and Liability Act of 1980, as amended, and the EU laws relating to the same.
     1.41 “Environmental Liability” means any current or future loss or other liability (including strict liability and third party claims) or obligation, including any material investigatory, corrective or remedial obligation, arising under, or resulting from, any Environmental Law or relating to the handling or release of Hazardous Substances (including any condition or migration arising therefrom prior to the Closing).
     1.42 “Epidauros” shall mean Epidauros Biotechnologie, Aktiengesellschaft, a company organized under the laws of Germany.
     1.43 “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
     1.44 “ERISA Affiliate” shall mean each entity that is a member of a controlled group or affiliated service group of which any of the Companies is a member or that is treated as a single employer with any of the Companies under Section 414(b), 414(c), 414(m) or 414(o) of the Code or ERISA.
     1.45 “Escrow Agreement” shall mean that certain escrow agreement by and among Parent, Purchaser and Escrow Agent, substantially in the form of Exhibit 1.45.
     1.46 “Escrow Fees” shall mean the fees and expenses to be paid to or on behalf of the Escrow Agent pursuant to the Escrow Agreement.
     1.47 “Escrow Agent” shall mean Wells Fargo Bank, N.A.
     1.48 “Escrow Amount” shall mean $2,500,000.
     1.49 “EU” means the economic and political union of 27 member states, established by the Treaty of Maastricht, which includes France, Germany and the United Kingdom.
     1.50 “Fair Value” shall have the meaning specified in Section 3.30.
     1.51 “FDA” shall have the meaning set forth in Section 3.29(a).
     1.52 “Final Resolution Date” shall have the meaning specified in Section 1.4(a) of the Agreement.

     1.53 “Financial Statements” shall have the meaning specified in Section 3.9 of the Agreement.
     1.54 “Foreign Benefit Plan” shall mean any plan (including stillschweigend plans), program, policy, agreement or arrangement that grants employees of the Acquired Companies who are employed outside of the United States any special benefits in addition to their salary and other payments required to be made under the corresponding labor and social security legislation applicable at the location where such employees provide such services.
     1.55 “Fundamental Representations” shall have the meaning set forth in Section 8.1(a) of the Agreement.
     1.56 “GAAP” shall mean generally accepted accounting principles as in effect in the United States as of the date of the subject financial statement.
     1.57 “Governmental Approvals” means any notices, reports or other filings to be made to, or any consents, registrations, licenses, approvals, permits or authorizations to be obtained from, any Governmental Entity.
     1.58 “Governmental Damages” shall mean (i) any penalties or fines paid by an Acquired Company to a Governmental Authority or (ii) any restitution paid by an Acquired Company to a third party, in each case, resulting from the (x) conviction (including as a result of the entry of a guilty plea, a consent judgment or a plea of nolo contendere) of the Acquired Company of a crime or (y) settlement with a Governmental Authority for the purpose of closing a Governmental Investigation.
     1.59 “Governmental Entity” shall mean any US federal, state, EU, national, local, municipal or other governmental department, commission, board, bureau, agency or instrumentality, or any court, in each case having jurisdiction over the applicable matter and whether of the United States, another country or supranational organization.
     1.60 “Group Returns” shall have the meaning set forth in Section 3.21 of the Agreement.
     1.61 “Governmental Investigation” shall mean an investigation by a Governmental Authority for the purpose of imposing criminal, administrative or civil sanctions on an Acquired Company or Parent.
     1.62 “Guaranty Claims” means any claims against Parent by a holder of any of the capitalized leases listed on Exhibit 1.62 pursuant to a written guaranty provided by Parent with respect to such lease as a result of the failure of the applicable Acquired Company to timely pay when due, after the Closing Date, amounts due after the Closing Date with respect to that portion of such capitalized leases that relate to property or equipment owned or leased by such Acquired Company.
     1.63 “Hazardous Substance” means petroleum, gasoline, diesel fuel, motor oil, waste or used oil, heating oil, kerosene and any other petroleum by-products, polychlorinated biphenyls, asbestos, nano-particles and any other chemicals, compounds, elements, materials, substances or wastes which are currently defined or regulated as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “extremely hazardous wastes,” “restricted hazardous wastes,” “infectious medical waste,” “toxic substances,” “toxic pollutants,” “toxic air pollutants,” “hazardous air pollutants,” “pollutants,” or “contaminants” in or under any Environmental Law, and any other material, substance or waste for which liability or standards of conduct may be imposed under Environmental Law, including materials exhibiting the characteristics of ignitability, corrosivity, reactivity or toxicity characteristic leaching procedure, as such terms are defined in connection with hazardous materials or hazardous wastes or hazardous or toxic substances in any applicable Environmental Law.
     1.64 “HSE” shall have the meaning set forth in Section 3.29(a).
     1.65 “IP Licenses” shall have the meaning set forth in Section 3.22(g).
     1.66 “IP License Agreement” shall mean that certain license by and between Parent and Purchaser, substantially in the form of Exhibit 1.66.
     1.67 “Improvements” shall have the meaning set forth in Section 3.17(c) of the Agreement.
     1.68 “Indebtedness Payoff Amount” shall have the meaning set forth in Section 1.1(b) of the Agreement.
     1.69 “Indemnified Parties” shall have the meaning set forth in Section 8.1(a) of the Agreement.
     1.70 “Independent Accounting Firm” shall have the meaning specified in Section 1.4(a) of the Agreement.
     1.71 “Intellectual Property” shall mean all processes, systems, products, services, software, compositions of matter and compounds, including any improvements or modifications (whether or not patentable or protectable) thereof that is owned, licensed or used by any Acquired Company, including, without limitation, the following: (a) patents and patent applications, including design patents or applications, patent or invention disclosures, together with all reissues, continuations, continuation-in-part, revisions, divisionals, extensions, reexaminations of the same and any patent or patent application claiming priority thereto, (b) all registered and unregistered trademarks, service marks, trade dress, logos, trade names and brand names, and any combination of such names, including all goodwill associated therewith and all applications, registrations and renewals in connection therewith, (c) all copyrightable works (including derivative works thereof), all copyrights and all applications, registrations and renewals in connection therewith, (d) all trade secrets and confidential business information (including ideas, research and development, know-how, show-how, compositions, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and market plans and proposals (whether or not reduced to writing)), (e) all computer software, including all machine and source code (including hard copy and soft copy as well as all data and related documentation) and (f) all websites and related content (including, without limitation, underlying software, URL’s and domain names).

     1.72 “Interim Balance Sheet” shall have the meaning set forth in Section 3.9 of the Agreement.
     1.73 “IRS” shall mean the Internal Revenue Service of the United States.
     1.74 “ISO” shall mean the International Organization for Standardization.
     1.75 “Knowledge of Sellers” shall mean the actual knowledge after a reasonable inquiry of each Person listed on Schedule 1.75.
     1.76 “Latest Balance Sheet” shall mean the unaudited consolidated balance sheet of the Companies, dated as of December 31, 2008.
     1.77 “Laws” shall mean any US federal, state, EU, national, local, foreign or other statute, law, treaty, order, judgment, rule, code, regulation, decree, writ, injunction, award, ruling, ordinance or other requirement of any kind of any Governmental Entity, including the common law.
     1.78 “Leased Real Property” shall mean all leasehold or subleasehold estates granting rights to use or occupy any land, buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof held by any of the Acquired Companies.
     1.79 “Liabilities” shall have the meaning specified in Section 3.30.
     1.80 “Liens” shall mean any lien, mortgage, security interest, Tax lien, attachment, levy, charge, claim, restriction, imposition, pledge, easement, covenant, encroachment, encumbrance, conditional sale or title retention arrangement, or any other interest in property or assets (or the income or profits therefrom) designed to secure the repayment of indebtedness, whether consensual or nonconsensual and whether arising by agreement or under any Law or otherwise.
     1.81 “Liens to be Released Prior to Closing” shall have the meaning set forth in Section 1.1 of the Agreement.
     1.82 “Long-Term Liabilities” shall mean all monetary obligations of the Acquired Companies (i) for borrowed money or with respect to deposits or advances of any kind to the Acquired Companies (except for deposits or advances made by customers of the Acquired Companies in connection with the sale of goods or services in the ordinary course of business consistent with past practice), (ii) evidenced by bonds, debentures, indentures, notes or similar instruments, (iii) upon which interest charges are customarily paid (excluding trade accounts payable of the Acquired Companies and other similar amounts payable by the Acquired Companies in the ordinary course of business), (iv) under conditional sale or other title retention agreements relating to property purchased by the Acquired Companies, (v) issued or assumed as the deferred purchase price of property or services wherein interest or similar charges accrue therein (excluding trade accounts payable of the Acquired Companies and other similar amounts payable by the Acquired Companies in the ordinary course of business), (vi) secured by Permitted Liens, (vii) under interest rate or currency swap or other similar transactions (valued at the termination cost thereof), (viii) under guarantees and arrangements having the economic effect of a guarantee by the Acquired Companies of any indebtedness of any other Person or (ix) with respect to any capitalized leases, the amount necessary to pay the principal amount of such lease as of the date of such payment.
     1.83 “Losses” shall have the meaning set forth in Section 8.1(a) of the Agreement.
     1.84 “Major Customers” shall have the meaning set forth in Section 3.23 of the Agreement.
     1.85 “Major Suppliers” shall have the meaning set forth in Section 3.23 of the Agreement.
     1.86 “Material Adverse Effect” shall mean any material adverse change, event, circumstance or development with respect to, or material adverse effect on, the properties, liabilities, business, results of operations or financial condition of the Acquired Companies, taken as a whole; provided, however, that none of the following, or any change, event, occurrence or development resulting or arising from the following, shall constitute, or shall be considered in determining whether there has occurred, a “Material Adverse Effect”: (i) changes in conditions in the United States or global economy or capital or financial markets generally, including changes in interest or exchange rates (provided that such changes do not affect any of the Acquired Companies in a disproportionate manner as compared to other genomic testing services companies); (ii) changes in GAAP, (iii) changes in general legal, tax, regulatory, political or business conditions in the countries in which any Acquired Company operates (provided that such changes do not affect any of the Acquired Companies in a disproportionate manner as compared to other genomic services companies); (iv) any natural disaster or other acts of God, acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement (provided that such changes do not affect any of the Acquired Companies in a materially disproportionate manner as compared to other genomic testing services companies).
     1.87 “Material Contracts” shall have the meaning specified in Section 3.13(a) of the Agreement.
     1.88 “Methods of Calculating WC” shall mean the Acquired Companies’ past accounting practices and modifications and exceptions to GAAP that in each case as are specifically described in Exhibit 1.88 attached hereto.
     1.89 “Net Working Capital” as of a particular date shall be calculated by subtracting (x) the aggregate balances in the current liability accounts identified in the Methods of Calculating WC as of such date from (y) the aggregate balances in the current asset accounts identified in the Methods of Calculating WC as of such date, in each case determined in accordance with GAAP (subject to the Methods of Calculating WC).
     1.90 “November Restructuring” means the assignment of all of the assets of PGxHealth Holding, Inc. (“PGxHealth”) (other than certain excluded assets) under and pursuant to that certain Assignment and Assumption Agreement dated as of November 12, 2008 by and between PGxHealth and Cogenics.

     1.91 “Objection Notice” shall have the meaning specified in Section 1.4(a) of the Agreement.
     1.92 “Order” shall mean any order, injunction, judgment, decree, ruling, assessment, or arbitration award of any Governmental Body or arbitrator.
     1.93 “Parent” shall mean Clinical Data, Inc., a Delaware corporation.
     1.94 “Pensionable Employees” shall have the meaning specified in Section 3.20(j)(i) of the Agreement.
     1.95 “PBGC” shall have the meaning specified in Section 3.20(d) of the Agreement.
     1.96 “Pension Plan” shall have the meaning specified in Section 3.20(d) of the Agreement.
     1.97 “Permits” shall mean any and all permits, licenses and governmental approvals, authorizations, registrations, variances and consents required in the conduct of the Business.
     1.98 “Permitted Liens” shall mean (i) Liens for Taxes, assessments, and other governmental charges not yet due and payable, (ii) Liens being contested in good faith for which appropriate reserves have been established in accordance with GAAP, (iii) those Liens affecting the Assets that are specifically listed on Schedule 1.98; and (iv) solely for purposes of the period prior to Closing, the Liens to be Released Prior to Closing.
     1.99 “Person” shall mean any individual, corporation, association, general partnership, limited partnership, venture, trust, association, firm, organization, company, business, entity, union, society, government (or political subdivision thereof) or governmental agency, authority or instrumentality.
     1.100 “Post-Closing Tax Period” shall have the meaning set forth in Section 9.3(f)(iii) of the Agreement.
     1.101 “Pre-Closing Tax Period” shall have the meaning set forth in Section 9.3(f) of the Agreement.
     1.102 “Post-Closing Taxes” shall mean all Taxes of the Acquired Companies with respect to any Post-Closing Tax Period.
     1.103 “Pre-Closing Taxes” shall have the meaning set forth in Section 9.3(f) of the Agreement.
     1.104 “Prime Rate” shall mean the prime rate as reported from time to time in the Wall Street Journal.
     1.105 “Proceeding” shall mean means an action, complaint, petition, suit, proceeding or arbitration, civil, criminal, regulatory or otherwise, at law or in equity.

     1.106 “Purchase Price” shall have the meaning specified in Section 1.3 of the Agreement.
     1.107 “Purchased Business” shall have the meaning specified in Section 5.6(g) of the Agreement.
     1.108 “Purchased Securities” shall mean on the Closing Date, all of the issued and outstanding capital stock of Cogenics, CGE and Epidauros.
     1.109 “Purchaser” shall have the meaning set forth in the preamble.
     1.110 “Purchaser’s Closing Certificate” shall mean the certificate of Purchaser in substantially the form of Exhibit 1.110 attached hereto.
     1.111 “Real Property Leases” shall have the meaning specified in Section 3.17(b) of the Agreement.
     1.112 “Registered Intellectual Property” means all United States, international and foreign: (i) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) registered trademarks and service marks, applications to register trademarks and service marks, intent-to-use applications, or other registrations or applications related to trademarks and service marks; (iii) registered copyrights and applications for copyright registration; (iv) domain name registrations; and (v) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded with any federal, state, local or foreign Governmental Entity or other public body.
     1.113 “Remedial Action” shall have the meaning specified in Section 8.3 of the Agreement.
     1.114 “Required Consents” shall have the meaning specified in Section 3.4 of the Agreement.
     1.115 “Restricted Period” shall have the meaning specified in Section 5.6(a) of the Agreement.
     1.116 “Safety Laws” shall have the meaning set forth in Section 3.29(a) of the Agreement.
     1.117 “Scheduled Closing Time” shall mean the time and date as of which the Closing is scheduled to take place (as such time and date may be postponed by Sellers pursuant to Section 2.1 or by the mutual agreement of the parties hereto).
     1.118 “Section 338(h)(10) Elections” shall have the meaning specified in Section 9.1(a)) of the Agreement.
     1.119 “Securities Act” shall mean the Securities Act of 1933, as amended.

     1.120 “Seller Policies” means all insurance policies of Sellers and their Affiliates (excluding the Acquired Companies).
     1.121 “Sellers” shall mean Parent and BV.
     1.122 “Seller Claims Made Policies” means Seller Policies that (a) are in effect as of the Closing Date, (b) are with third-party insurers, (c) are “claims made basis” policies and (d) include the Acquired Companies within the definition of the named insured or otherwise provide coverage with respect to the assets or liabilities of the Acquired Companies.
     1.123 “Sellers’ Closing Certificate” shall mean the certificate of Sellers in substantially the form of Exhibit 1.123 attached hereto.
     1.124 “Seller Occurrence Basis Policies” means Seller Policies that (a) are in effect as of the Closing Date, (b) are with third-party insurers, (c) are “occurrence basis” policies and (d) include the Acquired Companies within the definition of the named insured or otherwise provide coverage with respect to the assets or liabilities of the Acquired Companies.
     1.125 “Sellers’ Release” shall mean the release of Sellers and each of its officers and directors in substantially the form of Exhibit 1.125 attached hereto.
     1.126 “Straddle Period” shall have the meaning set forth in Section 9.3(f) of the Agreement.
     1.127 “Stub Period” shall have the meaning set forth in Section 9.4 of the Agreement.
     1.128 “Target Net Working Capital” shall mean an amount equal to positive $128,014.
     1.129 “Target Liabilities” shall mean an amount equal to $2,197,197; provided that the Target Liabilities shall be reduced by the amount by which the Purchase Price is increased pursuant to Section 1.3.
     1.130 “Tax” or “Taxes” shall mean all (i) United States federal, state or local or non-United States taxes, assessments, charges, duties, levies or other similar governmental charges of any nature, including all income, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, stamp duty reserve, license, payroll, withholding, ad valorem, value added, alternative minimum, environmental, customs, social security (or similar), unemployment, sick pay, disability, registration and other taxes, assessments, charges, duties, fees, levies or other similar governmental charges of any kind whatsoever, whether disputed or not, together with all estimated taxes, deficiency assessments, additions to tax, penalties and interest; (ii) any liability for the payment of any amount of an item described in clause (i) arising as a result of being or having been a member of any consolidated, combined, unitary or other group or being or having been included or required to be included in any Tax Return related thereto; and (iii) any liability for the payment of any amount of an item described in clause (i) or clause (ii) as a result of any obligation to indemnify or otherwise assume or succeed to the liability of any other Person.

     1.131 “Tax Proceeding” shall have the meaning set forth in Section 9.6(b) of the Agreement.
     1.132 “Tax Return” shall mean any report, return, information return or other information required to be supplied to a Governmental Entity in connection with Taxes, including any return of an affiliated, combined or unitary group.
     1.133 “Third Party Licenses” shall have the meaning set forth in Section 3.22(g).
     1.134 “Time Limit” shall have the meaning set forth in Section 9.3(e).
     1.135 “Transition Services Agreement” shall mean the Transition Services Agreement in substantially the form set forth on Exhibit 1.135 attached hereto.
     1.136 “UK Elections” shall mean the joint election(s) under 179A TCGA to allocate any gain arising to UK capital gains taxation in Cogenics under s179 Taxation of Chargeable Gains Act 1992 (“TCGA”) or Schedule 29, Paragraph 66 Finance Act 2002 (“FA”) to allocate the net credit arising in Cogenics under Schedule 29, Paragraph 58 FA 2002 (in the form set out in Exhibits 1.136(a) and 1.136(b) attached to this Agreement) as a result of or by reference to the sale of the common stock of Cogenics under the Agreement or Closing to an affiliate of the Purchaser.